UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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Sanderson Farms, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement 2019

Sustainable Organic Growth Across Market Cycles

Poultry Pounds Processed (millions)

5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
1,530
1,580
1,802
2,025
2,441
2,426
2,567
2,805
2,959
3,041
3,058
3,441
3,765
4,291
4,503
'04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18

Poultry Pounds Sold (millions)

5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
1,537
1,580
1,809
2,049
2,399
2,463
2,581
2,800
2,956
3,038
3,066
3,455
3,765
4,248
4,443
'04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18

Earnings Per Share

$14.00
$12.00
$10.00
$6.00
$4.00
$2.00
$0.00
($2.00)
($4.00)
($6.00)
($8.00)
$4.62
$3.53
($0.57)
$3.91
($2.13)
$3.94
$6.07
($5.74)
$2.35
$5.68
$10.80
$9.52
$8.37
$12.30
$2.70
'04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18

Company Snapshot

$2.17 billion*
Market Cap

$3.2 billion
FY 2018 Revenue

$61.4 million
FY 2018 Net Income

$2.70
FY 2018 EPS

15,104
Employees

606 million
Chickens processed in FY 2018

*October 31, 2018

Sustainable Organic Growth Across Market Cycles Poultry Pounds Processed (millions) Poultry Pounds Sold (millions) Earnings Per Share Company Snapshot $2.17billion* Market Cap $3.2 billion FY 2018 Revenue $61.4 million FY 2018 Net Income $2.70 FY 2018 EPS 15,104 Employees 606 million Chickens processed in FY 2018* October 31, 2018

Letter from the Chairman and Chief Executive Officer to Our Stockholders

Dear Stockholder:

I am pleased to invite you to attend Sanderson Farms’ annual meeting of stockholders on February 14, 2019. Details about the time, location, and purposes of the meeting are contained in this proxy statement and the notice of the meeting.

We are introducing a new format for our proxy statement this year, which we hope simplifies and improves it. Our new look includes using bulleted lists, tables and graphics, shorter sentences and a simpler writing style. The Board and I believe this approach will make the proxy statement more useful to stockholders and easier to read and understand.

We have included a summary that contains highlights of our achievements in meeting our environmental, social and governance responsibilities, or ESG.

ESG is not a new concept for our company. Indeed, our responsibility to our employees, our contract farmers, our customers, our communities, our animals, and the environment, along with efficient operations and high ethical standards, have been among our core values since our founding. We are proud to showcase some of our ESG accomplishments in our new proxy statement.

Our Board believes that it is essential to have an ongoing and open dialogue with our stockholders. To that end, in 2018, we held 54 meetings with stockholders holding approximately 65% of our stock and received input on topics important to them. You can read more about our stockholder engagement in this proxy statement.

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend in person, we encourage you to vote your shares using one of the methods described in this proxy statement.

Thank you for your support and continued ownership of Sanderson Farms.

Cordially,

Joe F. Sanderson, Jr.

Chairman and Chief Executive Officer

SANDERSON FARMS, INC.

P.O. Box 988

Laurel, Mississippi 39441

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. Central Time on Thursday, February 14, 2019
PLACE	The Multi-Purpose Room of the Company’s General Office, 127 Flynt Road, Laurel, Mississippi 39443.
ITEMS OF BUSINESS

1.   To elect nominees to the Board of Directors as follows:

●  One Class A director to serve until the 2020 annual meeting

●  One Class B director to serve until the 2021 annual meeting

●  Four Class C directors to serve until the 2022 annual meeting

2.   To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers;

3.   To consider and act upon a proposal to ratify and approve the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2019; and

4.   To transact such other business as may properly come before the meeting or any postponement or adjournment.

RECORD DATE	You can vote if you were, or if a nominee through which you hold shares was, a stockholder of record on December 20, 2018.
ANNUAL REPORT AND PROXY STATEMENT

Our 2018 Annual Report, which is not “proxy soliciting” material, is enclosed. Details of the business to be transacted at the annual meeting are more fully described in the accompanying proxy statement.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders also have the options of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card included with your proxy materials. You can revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 14, 2019

The Notice of Annual Meeting of Stockholders, the proxy statement, and our 2018 Annual Report are also available on-line at:

http://ir.sandersonfarms.com/financial-information/annual-reports

BY ORDER OF THE BOARD OF DIRECTORS:

Timothy F. Rigney

Secretary

Proxy Statement Summary

This summary provides highlights of information in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting your shares. For more complete information regarding the Company’s 2018 performance, please review the Company’s Annual Report on Form 10-K for the year ended October 31, 2018. The Notice of the Annual Meeting of Stockholders, this proxy statement, the accompanying proxy card, and our 2018 Annual Report were first sent or given on or about January 11, 2019, to stockholders of record as of December 20, 2018, which is the record date of the annual meeting.

Annual Meeting Information

DATE & TIME Thursday, February 14, 2019 10:00 a.m. – Central Time	LOCATION The Multi-Purpose Room of the Company’s General Office: 127 Flynt Road Laurel, Mississippi 39443	RECORD DATE You can vote if you were, or if a nominee through which you hold shares was, a stockholder of record on December 20, 2018.

Summary of Matters to be Voted Upon at the Annual Meeting

The following table summarizes the items that will be brought for a vote of our stockholders at the meeting, along with the Board’s voting recommendations and the required vote for approval.

Proposal No.	Description of Proposal	Required Vote for Approval	Board’s Recommendation
1	To elect six director nominees For more information, see page 2.	For each director, a majority of the shares present in person or by proxy and entitled to vote	FOR Each Nominee	✓
2	To approve, in a non-binding advisory vote, the compensation of our named executive officers For more information, see page 27.	Majority of the votes cast	FOR	✓
3	Ratification of the appointment of Ernst & Young LLP as our independent auditor for fiscal 2019 For more information, see page 64.	Majority of the votes cast	FOR	✓

Environmental, Social and Governance Responsibilities

While our primary mission is to build long-term value for our stockholders, our focus on environmental, social and governance responsibilities has been a core value of our Company since its founding. We believe that we can maximize stockholder value only if we do business in a sustainable way that considers the interests of all our stakeholders. Here are highlights of our ESG accomplishments.

Environmental Responsibility

Since our initial public offering in 1987, we have expanded our operations from four poultry processing complexes and one prepared foods plant in two states, to 11 poultry processing complexes, another

Sanderson Farms | 2019 Proxy Statement i

under construction, and one prepared chicken plant in five states. Our poultry pounds produced have increased from 722 million to 4.5 billion, or approximately 524%. We believe our growth is sustainable due in part to our ongoing efforts to conserve and recycle natural resources, invest in innovative technology, and maintain superior animal welfare standards.

Natural Resources

We track the daily usage of energy and water at each of our complexes and set aggressive annual goals to reduce our consumption of these resources.

Despite our significant growth, since 2008 we have reduced our use of natural resources at our processing facilities.

24%	44%	41%
Reduction in electricity	Reduction in natural gas	Reduction in water

As part of our sustainability program, we have built state-of-the-art wastewater facilities that use oxygenation, clarification, and ultraviolet disinfection to treat the water we use to clean and chill poultry products and sanitize our plants.

●

At three of our processing plants, we apply treated wastewater to soil and vegetative crops through slow-rate spray irrigation, which prevents runoff and accumulation of standing water. Application of wastewater to land further treats and renews the water before it is returned to groundwater.

●

Local farmers harvest hay and grain crops that have been organically fertilized and irrigated with the treated wastewater and use the harvest to feed their livestock. We also use the spray irrigation system to fertilize and irrigate timber.

●

In 2017, we collected 12,670 samples of our wastewater to monitor groundwater quality. We have received no penalties for violations of wastewater permits since 2008, when we established baseline values.

We create renewable energy with an innovative technology that captures and refines biogas generated in covered anaerobic lagoons where we process our wastewater.

●	The biogas is treated in a pressure swing absorption system, creating pipeline quality gas.

●	The program has gradually matured to the point where we can fuel an entire poultry complex for more than a year solely with this renewable energy.

●	In 2017 alone, the biogas program allowed us to reduce our natural gas usage by 15%.

Animal Welfare

The protection and welfare of our flocks is crucial for our success and the integrity of our products. We have rigorous animal welfare standards and best-in-class animal husbandry techniques that protect the health and well-being of our birds.

●	Our average audit score for animal welfare practices, as rated by the National Chicken Council, was 99% in calendar 2017.

●	We produce our own proprietary feed formulated by our in-house Corporate Nutritionist to provide an optimal diet for our birds at various ages.

Sanderson Farms | 2019 Proxy Statement ii

●

All chickens are naturally susceptible to diseases caused by soil-borne organisms, so we monitor flock health daily. Our team of board-certified veterinarians treats our flocks with FDA-approved antibiotics when necessary. We are committed to the judicious use of antibiotics. Starting March 1, 2019, we will use antibiotics that are important in human medicine only to treat and control disease, and not for preventative purposes.

●

Our birds live in spacious barns where they can move about freely in optimal, climate-controlled conditions safe from the elements and predators. We have designed the conditions of our housing to accommodate chickens’ natural behaviors and to reduce stress in the birds. We use strict biosecurity measures to protect them from diseases carried by migratory birds and other animals.

●	The only time our birds are caged is when they are transported from the farm to our processing facilities.

●

We benchmark our flocks’ performance against the flocks of our peers, so we know that our birds rank at the top of the industry in performance, livability, and overall health. This supports our belief that our animal welfare program is second to none.

Social Responsibility

Our people are the core of our business. We believe they should be treated with absolute respect and integrity. This includes our employees, independent farmers, customers and the communities where we operate.

Employees

Since our founding, our corporate culture has been based on the principle that everyone in our organization, regardless of seniority, must be devoted to the success of his or her associates in fulfilling their chosen potential in all aspects of life. For employees, this means we provide not only competitive compensation and benefits, but also a commitment to diversity, equal treatment, cutting edge training, technological innovation, superior safety practices, and more.

●

We have a strict, written policy prohibiting discrimination based on race, color, religion, gender, pregnancy, disability, medical condition, national origin, ancestry, age, veteran status, marital status, sexual orientation, and gender identity.

●	We are committed to diversity in our workforce. 80% of our employees and 50% of our management team are minorities; 46% of our employees and 25% of our management team are women.

●

We were among the first in our industry to adopt an Employee Stock Ownership Plan, which gives our employees a stake in our company at no cost to them. We have contributed $62.3 million to the ESOP over the last five years, and the plan’s value exceeded $131 million at the end of fiscal 2018, making the ESOP one of our largest shareholders.

●

Over 79% of our employees eligible for Company matching contributions participate in our 401(k) plan, to which we have contributed over $38 million in the last five years. As of December 31, 2018, plan assets were valued at approximately $178 million. Employees may choose traditional or Roth plan options.

●	We have comprehensive medical, vision, and dental health insurance plans. Employee premiums for the medical and vision plans were not raised for four consecutive years from 2014 to 2018.

Sanderson Farms | 2019 Proxy Statement iii

●

In fiscal 2018, more than 9,000 employees across all of our facilities received free, preventative health screenings. We offer these screenings annually. In fiscal 2018, we opened a fitness center at our corporate office in Laurel, Mississippi for employees, their families, retirees of our Company, and independent growers.

●	We offer reimbursement of our employees’ college tuition and high school equivalency exam fees after one year of service.

●

We provide a comprehensive employee training program with a team of 23 professional trainers to create personal and professional development opportunities for employees at every level of seniority. Training is provided in both English and Spanish. Topics include:

[o]	leadership and management training and mentoring;

[o]	safety programs to create a “culture of safety” in our Company;

[o]	operations training that encourages sustainable thinking and practices;

[o]	personal development training to build skills like trust, teamwork, collaboration, and communication; and

[o]	sexual harassment and other company policy training.

●

The safety of our workforce is our top priority. As of April 2017, Sanderson Farms ranked first in the poultry industry with the fewest OSHA violations per 1,000 employees. Adherence to safety policy is a condition of employment for our employees and we have a strict policy against retaliation for reporting of violations.

●	We keep our line speeds significantly below the industry average to reduce employee stress and injuries.

Independent Growers

During fiscal 2018, we contracted with over 1,000 independent family farmers who produced more than 4.5 billion pounds of affordable chicken for us to feed people around the world. Our ability to attract the quality of talent and financial investment required of our farmers is strategic for us, because our growth depends on them.

●	Recognizing the talent and investment our growers provide us, we were the first in our industry to offer long-term, 15-year grower contracts over 20 years ago.

●

Through our vertically integrated model, we supply the birds, feed, veterinary care, and supervision and our growers provide housing and follow animal husbandry techniques meeting our standards to raise and protect our flocks.

●

Because we provide the chickens and feed, our farmers are insulated from market swings that are characteristic of commodity chicken and grain markets. They therefore benefit from a predictable cash flow.

Customers

Our market share in the poultry industry has increased 75% over the last ten years as measured by ready to cook pounds produced. This success would not have been possible without our superior customer service and adaptability to evolving customer and consumer preferences.

●	We regularly monitor consumer sentiment using independently collected consumer data, brand tracking studies, and direct engagement via social media.

Sanderson Farms | 2019 Proxy Statement iv

●

We launched our consumer education campaign in 2016 to address misconceptions about the use of antibiotics in poultry and to demonstrate transparency about how we raise our chickens. This program has resonated well with consumers, averaging 85% in positive sentiment.

●

Our research has shown that in making poultry purchasing decisions, our consumers are motivated primarily by price, quality, and freshness, rather than premium label claims. Our retail and foodservice customers understand these preferences, and we have responded to their needs by continuing to provide them with affordable and high-quality poultry products.

●

We enjoy a reputation for going above and beyond to meet customer demand, whether it be running shifts on Saturdays or converting a plant to run a different product mix. Our efficiency in our operations and the excellence of our management team make this flexibility possible.

Social Media Engagement

1,700	90	30%
Monthly average of new followers on Facebook in fiscal 2018	Monthly average new followers on Instagram in fiscal 2018	Average rate of our Facebook fan growth in fiscal 2018

Community

Joe Frank Sanderson, one of our founders and the father of our current CEO, is remembered for saying: “Our company will only be as successful as the communities in which we operate.” Joe Frank’s belief that our company’s sustainability is linked to the success of our communities is the foundation of one of our fundamental values—giving back.

●

Our hallmark charitable event is the Sanderson Farms Championship, a golf tournament on the PGA Tour. Notably, 100 percent of the tournament proceeds go to charity, including the main beneficiary, Friends of Children’s Hospital, benefitting the University of Mississippi’s Blair E. Batson Hospital for Children. Since we became the title sponsor in 2013, this event has had a charitable impact of over $8.1 million.

●	We match gifts up to $2,500 annually per donee made by employees to qualifying colleges and universities.

●	We match employee contributions to the local chapters of the United Way dollar for dollar.

●	Since 2013, we have donated over 1.8 million pounds of poultry products to charitable and community organizations for food banks and disaster relief.

Fiscal 2018 Community Giving

$815,000	$1,063,000	$1,375,000	$686,500	395
donated to charitable and community organizations (including university matching gifts)	donated for disaster relief (including in kind donations of poultry and ice)	in proceeds from the Sanderson Farms PGA Championship for Friends of Children’s Hospital	in employee and Sanderson Farms matching gifts to the United Way	Volunteer hours by Sanderson Farms employees at the Sanderson Farms PGA Championship

Sanderson Farms | 2019 Proxy Statement v

Corporate Governance

Director Nominees and Continuing Directors

Here is a summary of information about our six director nominees and directors continuing in office. We have included the Board’s determination about the independence of each nominee and continuing director under the NASDAQ Stock Market listing rules. Our Board is divided into three classes, and directors in a class are elected at our annual meeting to serve a term of three years until their successors are elected. Mr. Barksdale and Ms. Kelly-Green were appointed by the Board in fiscal 2018 to fill vacancies and to serve until the 2019 annual meeting. If re-elected at the meeting, they will serve the remainder of their class’ term.

NOMINEES

Name	Primary Occupation	Term Ending	Age	Director Since	Independent	Committee Membership
						AC	CC	NGC
Class A
David Barksdale	Principal, Alluvian Capital	2020	42	2018	✓
Class B
Edith Kelly-Green	Partner, The KGR Group	2021	66	2018	✓
Class C
Fred L. Banks, Jr.	Senior Partner, Phelps Dunbar LLP	2022	76	2007	✓	✓	✓	C
Toni D. Cooley	Chief Executive Officer, the Systems Group companies	2022	58	2007	✓	✓	VC	✓
Robert C. Khayat	Retired Chancellor, University of Mississippi	2022	80	2007	✓	✓	✓
Gail Jones Pittman	Chief Executive Officer, Gail Pittman Inc.	2022	65	2002	✓	✓	C

C = VC = FE =	Chair Vice-Chair Financial Expert	AC = CC = NGC =	Audit Committee Compensation Committee Nominating and Governance Committee

Sanderson Farms | 2019 Proxy Statement vi

DIRECTORS CONTINUING IN OFFICE

Name	Primary Occupation	Term Ending	Age	Director Since	Independent	Committee Membership
						AC	CC	NGC
Class A
Lampkin Butts	President and Chief Operating Officer, Sanderson Farms, Inc.	2020	67	1998
Beverly W. Hogan	President, Tougaloo College	2020	67	2004	✓		✓	✓
Phil K. Livingston (Lead Independent Director)	Retired Chairman and Chief Executive Officer, Deposit Guaranty National Bank of Louisiana	2020	75	1989	✓	C, FE	✓	✓
Joe F. Sanderson, Jr. (Chairman of the Board)	Chairman and Chief Executive Officer, Sanderson Farms, Inc.	2020	71	1984
Class B
John H. Baker III	Proprietor, John H. Baker Interests	2021	77	1994	✓	✓	✓
John Bierbusse	Retired Vice President and Manager of Research Administration, A.G. Edwards	2021	63	2006
Mike Cockrell	Treasurer and Chief Financial Officer, Sanderson Farms, Inc.	2021	61	1998
Suzanne T. Mestayer	Owner and Managing Principal, ThirtyNorth Investments, LLC	2021	66	2017	✓	VC, FE		✓

C = VC = FE =	Chair Vice-Chair Financial Expert	AC = CC = NGC =	Audit Committee Compensation Committee Nominating and Governance Committee

Director Dianne Mooney will retire from the Board of Directors when her term expires at the annual meeting.

Sanderson Farms | 2019 Proxy Statement vii

Board of Directors Snapshot

The information below describes the attributes of our Board following the annual meeting, assuming all the nominees are re-elected:

Director Experience Gender and Ethnic Diversity Board Independence Director Age

Board Highlights

●	Strong diversity at the Board level

●	71% of the Board, and all Board committee members, are independent directors

●	Lead Independent Director with active role and authority, including representing the Board to our stockholders and facilitating communication between the Board and management

●	Demonstrated refreshment of the Board, with three new directors elected in less than two years

●	Active and robust director succession and nomination process has identified talented and diverse new directors

●	Review and discussion of our strategic plan at least annually, and on-going oversight of development and implementation of the plan with consideration of ESG matters

●	Discussion of executive officer and director succession plans throughout the year, including Board adoption of written management succession policy

●	Candid and in-depth Board self-assessments annually, with an opportunity for directors to assess fellow directors

●	Rigorous director education program including an in-depth “teach-in” session every April, director visits to our poultry complexes, and reimbursement of fees for corporate director seminars

Sanderson Farms | 2019 Proxy Statement viii

●	Ongoing oversight and monitoring of enterprise risk and risk management

●	Stock ownership guidelines encourage directors to hold 4,000 shares of our stock

●	Directors engage with our senior management team, “next generation” company managers, and other Company personnel on an on-going basis, both inside and outside the boardroom

Governance Highlights

●	Written corporate governance principles reviewed and reassessed by the Board annually

●	Majority voting for directors

●	Holders of 10% of our common stock may demand a special meeting of stockholders

●

No Company political action committee (PAC); corporate policy prohibits the Company from endorsing political candidates, making independent expenditures advocating for or against candidates, and making contributions to PACs formed to benefit a particular candidate or political party.

●	Proxy access by-law with standard “3/3/20/20” structure

●	No poison pill

●	Insider trading policy prohibits:

[o]	pledging of Company stock without clear demonstration of ability to repay loan without pledged securities;

[o]	trading in options on Company stock;

[o]	purchases on margin;

[o]	holding purchased stock for less than six months

●	Annual Say-on-Pay vote

STOCKHOLDER ENGAGEMENT IN FISCAL 2018	54	Number of one-on-one meetings with stockholders
We conducted an active stockholder engagement program in 2018 to meet with our stockholders, hear their concerns and answer their questions about our Company and our practices. Discussions focused on our corporate governance; our use of antibiotics in our live operations, climate change, and other ESG matters; and disclosure.	23	Number of stockholder meetings attended by Lead Independent Director or other Board leaders
	65	Percentage of shares represented at stockholder engagement meetings
	20	Number of non-deal roadshows and investor conferences management attended
	Oct. 10-11	Date of Company’s annual investor day

Sanderson Farms | 2019 Proxy Statement ix

GOVERNANCE IN ACTION

Stockholder Proposal on

Antibiotics and Our Actions in Response

●  At our annual meetings in 2017 and 2018, our stockholders voted on a stockholder proposal asking us to phase out the use of medically important antibiotics for disease prevention in our chickens. The proposal failed in both years.

●  Nevertheless, in early 2018 our management and Lead Independent Director met with stockholders to answer their questions and listen to their concerns about the proposal.

●  We explained to our stockholders how our practices compare to “raised without antibiotics” (RWA) and “no antibiotics ever” (NAE) programs in the United States, in which chickens are never given any kind of antibiotics for any reason, even antibiotics that are not medically important for humans.

●  We have long believed that adopting an RWA/NAE program would be inconsistent with our ESG responsibilities, because it would lead to poor animal welfare, increase our environmental footprint, and not meet our customer needs for affordable protein. Industry data also show that the supply of RWA/NAE chicken significantly exceeds demand.

●  After engaging with our stockholders and as part of our ongoing monitoring of scientific developments in this area, in April 2018 we commissioned an advisory board of outside, scientific experts to study our use of antibiotics in our live operations and report its findings.

●  While the advisory board conducted its study, we held another round of stockholder meetings in Fall 2018 that included our Lead Independent Director and Board committee chairs. While many stockholders supported management’s operational decisions, some stockholders expressed concern that we may be forced to change our antibiotics program in response to future laws or regulations, or growing consumer demand for chicken marketed with antibiotic label claims.

  Findings of Our Advisory

Board on Antibiotics

Our chickens “have better than average health” compared to the rest of the industry.

The number of Sanderson Farms birds that are given antibiotics to treat diagnosed disease “is low relative to conventional operations of comparable size, also indicating that chickens at [Sanderson Farms] have better than average health.”

“The prominent role of staff veterinarians in poultry health management at [Sanderson Farms] improves the likelihood that antibiotics are used only for legitimate applications to prevent, treat, or control disease.”

The advisory board also acknowledged the lack of scientific evidence for the claim that the use of antibiotics in poultry is a threat to public health, stating: “[I]t is not possible to estimate with a high level of confidence the true risk to human health posed by antibiotic use practices in poultry production.”

Sanderson Farms | 2019 Proxy Statement x

Findings of Our Advisory Board on Antibiotics

RWA/NAE programs in the United States could create unnecessary risks to animal welfare, an increased demand for feed grains and other natural resources, and significant, additional animal waste. The panel noted that such programs may be inferior to European practices because U.S. RWA/NAE producers withhold from birds even antibiotics that are not used in humans.

“[A] move by [Sanderson Farms] to a system where non-medically important antibiotics . . . can be used for prevention, and medically important antibiotics can be used for treatment and control of disease, could represent a responsible compromise to better preserve the efficacy of antibiotics important for human health, while also avoiding the adverse impacts of a RWA/NAE system on chicken health and welfare.”

●  The advisory board issued its report in November 2018. The panel found no misuse of antibiotics by Sanderson Farms or any deficiencies in our antibiotics program. Instead, the panel found our birds were in “above average health,” while RWA/NAE programs in the United States could pose unnecessary risks.

●  The panel noted that removing medically important antibiotics to prevent disease in our birds “could represent a responsible compromise to better preserve the efficacy of antibiotics important for human health, while also avoiding the adverse impacts of a RWA/NAE system on chicken health and welfare.”

●  As a result of the advisory board’s findings, management recommended to our Board that we discontinue, by March 1, 2019, antibiotics considered medically important for humans for disease prevention in our live poultry operations. The Board approved management’s recommendation and we announced the change on November 30, 2018.

●  We have always been committed to the judicious use of antibiotics, and this change is consistent with our judicious use policy and our antibiotic stewardship efforts.

●  Our live production team, including our veterinary staff and nutritionist, is working to implement animal husbandry techniques and veterinary measures that will minimize any adverse impact this change will have on the health of our flocks.

●  In making this change, we are not adopting an RWA or NAE program. Consistent with our ESG responsibilities, we will continue to use medically important antibiotics to treat and control diagnosed disease in our birds, and non-medically important antibiotics for prevention, in accordance with FDA rules and only as directed by our veterinarians.

●  Our management and our Board will continue to monitor this issue and the associated risks, including marketing and customer risk, and risks to animal welfare, food safety, and public health.

Sanderson Farms | 2019 Proxy Statement xi

GOVERNANCE IN ACTION

Hurricane Preparedness and Recovery

●  Our operations are located in areas susceptible to hurricanes, and we recognize that climate change may produce more frequent and severe storms in the future. We have developed a detailed crisis management and hurricane preparedness plan to protect our people, facilities, and other assets in case of threatening weather events.

●  Unfortunately, we activated our plan twice during fiscal 2018 for Hurricane Florence, which affected our operations in North Carolina, and Hurricane Michael, which affected our operations to a lesser extent in Georgia.

●  We activated our plan approximately two weeks before the landfall of each storm. The plan functioned well and allowed us to minimize storm losses. Key actions under the plan include the following:

[o]  Maintain fuel levels in our on-site tanks at a minimum of 90% every year during hurricane season, from June 1 to November 1.

[o]  When a storm approaches, place generators at each of our feed mills, hatcheries, processing plants, and contract farms.

[o]  Fill fuel tanks to 100% capacity no later than three days before landfall.

[o]  Strategically position replacement fuel supplies so that generators can continue to run even if access to our facilities and farms is cut off by storm damage.

[o]  Top off feed bins at each of our contract farms.

[o]  IT and internal communications back-up and contingency plans allow management to remain in communication with our facilities, assess damage, and resume processing operations when safe to do so.

●  For Hurricanes Florence and Michael, we remained in frequent communication with state and local authorities and did not resume processing operations until authorities considered it safe for our employees to travel to our facilities. We also provided the following relief to our employees and contract growers:

[o]  Paid disaster pay to employees for days when plants were not operational.

[o]  Provided hotel accommodations to employees whose homes were damaged and not habitable and had no other shelter.

[o]  Paid growers who lost flocks as if they had raised their flocks to maturity.

[o]  Assisted with and paid for clean-up at farms that lost flocks.

[o]  Relocated one flock threatened by flooding.

●  Before Hurricanes Florence and Michael, we obtained additional hurricane insurance that provided coverage for the grower payments described above.

●  Our Board of Directors monitored the effect of the storms and its impact on our business through periodic reports by and conference calls with management to update the Board on the safety of our employees and damage to their homes, damage to our facilities, and condition of our flocks.

Sanderson Farms | 2019 Proxy Statement xii

Compensation Highlights

Strong Historical Say-on-Pay Votes Commitment to Performance-Based Pay CEO Avg. Other NEOs 1."At-Risk" compensation includes Non-Equity Incentive Plan Compensation and Stock Awards as described in the Summary Compensation Table in the 2018 Proxy Statement.2. "Not At-Risk" compensation includes Base Salary and All Other Compensation.

Effective Use of Compensation Best Practices

What We Do

✓	Continually set challenging performance targets

✓	Link pay to relevant performance metrics

✓	Balance short and long-term incentives

✓	Prioritize absolute performance across market cycles

✓	Grant equity-based awards with milestone-based vesting

✓	Rigorous stock ownership guidelines

✓	Robust compensation recoupment (clawback) policy

What We Don’t Do

X	No options

X	No excessive perquisites

X	No tax gross-ups

X	No hedging or pledging

X	No single-trigger change-in-control provisions for executive severance pay

X	No excessive golden parachute payments

X	No guaranteed bonuses

Sanderson Farms | 2019 Proxy Statement xiii

Sanderson Farms, Inc.

2019 Proxy Statement

Sanderson Farms | 2019 Proxy Statement xiv

The Sanderson Farms Annual Meeting

Information about this Proxy Statement

Our Board is furnishing this proxy statement in connection with the solicitation of proxies to vote on matters to be considered at our 2019 annual meeting of stockholders, which will be held on February 14, 2019, at 10:00 a.m. Central Time, at our General Office at 127 Flynt Road, Laurel, Mississippi 39443, and at any adjournment or postponement of the meeting.

Throughout this proxy statement, unless the context shows otherwise:

●	references to the “Board” or the “Board of Directors” mean the Board of Directors of Sanderson Farms, Inc.

●	references to the “meeting” or the “annual meeting” mean our 2019 Annual Meeting of Stockholders

●	references to “we,” “us,” “our,” the “Company,” or “Sanderson Farms” mean Sanderson Farms, Inc. and its subsidiaries

Matters to be Voted on at the Annual Meeting

The following table describes the matters to be considered at the annual meeting, the vote required for the matter to be adopted, the treatment of abstentions and broker non-votes for each matter, and the Board’s recommendation on each matter:

Proposal No.	Description of Proposal	Required Vote for Approval	Treatment of Abstentions	Treatment of Broker Non-Votes	Board’s Recommendation
1	To elect six director nominees	For each director, a majority of the shares present in person or by proxy and entitled to vote	As a vote “AGAINST”	No effect on the vote	FOR Each Nominee
2	To approve, in a non-binding advisory vote, the compensation of our named executive officers	Majority of the votes cast	No effect on the vote	No effect on the vote	FOR
3	Ratification of the appointment of Ernst & Young LLP as our independent auditor for fiscal 2019	Majority of the votes cast	No effect on the vote	Not applicable, since this is considered a “routine” matter	FOR

Sanderson Farms | 2019 Proxy Statement 1

Item 1—Election of Directors

Our Board of Directors has nominated six directors for election at the annual meeting. Each nominee has agreed to be named in the proxy statement and serve if elected. Our Board is divided into three classes, and directors in a class are elected at our annual meeting to serve a term of three years until their successors are elected. If re-elected at the annual meeting, the four nominees for Class C director will serve until the 2022 annual meeting. Mr. Barksdale (Class A) and Ms. Kelly-Green (Class B) were appointed by the Board in fiscal 2018 to fill vacancies, but under Mississippi law they may only serve until the next stockholders meeting at which directors are elected. If re-elected at the meeting, Mr. Barksdale will serve until the 2020 annual meeting and Ms. Kelly-Green will serve until the 2021 annual meeting.

Pursuant to our by-laws, the Board has fixed the total number of directors at 15. The board may name substitute nominees to replace any of the named nominees who become unavailable to serve for any reason. We have no reason to believe that any of the nominees will be unavailable to serve if elected. Under our Corporate Governance Principles, directors are expected to tender their resignations if they fail to receive the required number of votes for re-election.

Director Criteria, Qualifications, and Experience

We have sought director candidates with a diverse range of business, personal, and geographic backgrounds, and the experience and perspective necessary to oversee effectively a multi-state operation of our size and type. The Nominating and Governance Committee and the Board expect each director to have the following minimum qualifications:

●	significant business experience and achievement in production, preferably related to agriculture, or in marketing, finance, accounting, or other professional disciplines relevant to the Company;

●	prominence and a highly respected reputation in his or her profession;

●	a global business and social perspective;

●	a proven record of honest and ethical conduct, personal integrity, and good business judgment;

●	a commitment to congeniality with and mutual respect for other members of the Board and management;

●	concern for the long-term interests of our stockholders; and

●	significant time available to devote to Board activities and to enhance his or her knowledge of our industry.

The Nominating and Governance Committee also considers candidates’ independence and financial literacy, and for incumbent directors, attendance, past performance on the Board, and contributions to the Board and their committees.

Our emphasis on director collegiality is consistent with our company culture. The Board believes that an effective board process depends on mutual trust among directors and a respectful atmosphere that encourages candor. Candid discussion among directors and with management is critical for the Board to properly exercise its oversight responsibility and its decision-making.

Sanderson Farms | 2019 Proxy Statement 2

Board Diversity

Although the Board does not have a formal policy on director diversity, it has sought to identify director candidates who represent a diverse range of personal and business backgrounds. Following the annual meeting, assuming all the nominees are re-elected, 36% of our directors will be women and 29% will be African-American. Our directors have also worked in a variety of fields, including finance, banking, investment management, law, higher education, heavy industry, agriculture, publishing, technology, transportation, and brand management. We believe our directors’ diverse professional backgrounds and experience have resulted in a highly qualified Board.

Board Tenure

The Board also does not have a formal policy with respect to director tenure. This flexibility has allowed the Board to benefit from balancing the experience and institutional knowledge of our longer-tenured directors with the service of relatively newer directors who have brought new perspectives, skills, and ideas to the board process. This balance has been an asset in managing our Company through the cyclical downturns that characterize our industry. It has ensured that during down cycles, the Board has the benefit of directors who have historical experience with our operations and the fluctuations in our industry.

The Board of Directors recommends that stockholders vote “FOR” each of the nominees.

Sanderson Farms | 2019 Proxy Statement 3

Director Biographies

Below are biographical summaries current as of the date of this proxy statement for each of our director nominees and directors continuing in office.

Nominee for Class A Director (term expiring in 2020)

David Barksdale Independent Director Age: 42 Director Since: 2018

Business Experience:

●   Principal, Alluvian Capital, a private investment office with diversified holdings in the telecommunications and software industries, since 2014

●   Co-Chairman from 2015 to 2018, and Chief Executive Officer from 2009 to 2014, Spread Networks, LLC, a provider of low-latency fiber optic services to financial and enterprise customers, until its acquisition by Zayo Group Holdings, Inc.

●   Board Member, Servato Corp., a leading supplier of active battery management solutions to telecommunications, power, transportation, and solar companies, since 2014

●   Attorney, Cleary Gottlieb Steen & Hamilton LLP, from 2005 to 2007

●   Principal, Barksdale Management Corporation, a private family office, from 2007 to 2014

Other Positions:

●   Member, Board of Trustees of Tulane University, since 2007

●   Member, Board of Trustees of the Greater New Orleans Foundation, a non-profit that links philanthropists with needy charitable, environmental, cultural, and economic development organizations in the New Orleans community, since 2011

●   Board Member, the Idea Village, a globally recognized non-profit dedicated to supporting local entrepreneurs, since 2017

Education:

●   Bachelor of Arts, Tulane University

●   Juris Doctor, New York University School of Law

Experience and Qualifications to Serve on the Board:

●   Mr. Barksdale’s career as CEO and Chairman of a telecommunications and IT firm, from its start-up through the completion of its groundbreaking Chicago to New Jersey low-latency fiber optic network and expansion of lit fiber services in Chicago and New York, makes him a valuable member of the Board in its oversight of IT and cyber security risks and challenges.

●   The Board also draws on Mr. Barksdale’s extensive investment management experience and his leadership in the negotiation and sale of his company to a publicly traded holding company in overseeing the development and implementation of our strategic plan.

●   Mr. Barksdale has been active in many civic and charitable organizations, making him an excellent fit in our corporate culture.

Sanderson Farms | 2019 Proxy Statement 4

Nominee for Class B Director (term expiring in 2021)

Edith Kelly-Green Independent Director Age: 66 Director Since: 2018

Current Other Public Company Boards:

●   Applied Industrial Technologies, Inc. (NYSE), since 2002

Business Experience:

●   Partner, The KGR Group, whose primary interests are investments in quick service restaurant franchises in Memphis, Tennessee, since 2005

●   Vice President-Strategic Sourcing and Supply and Chief Sourcing Officer from 1993 to 2003, FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation (NYSE)

●   Vice President-Internal Audit and Quality, FedEx Corporation, from 1991 to 1993 and numerous other positions from 1977 to 1991 at both FedEx Corporation and FedEx Express

●   Interim Chief Executive Officer, Aeroxchange, Ltd., a multi-airline-owned business-to-business e-marketplace, 2000

●   Director, BULAB Holdings, Inc., a privately held, specialty chemical company, since 2012

●   Senior Auditor, Deloitte, from 1973 to 1977

Other Positions:

●   Director, Methodist Health Care Systems, Memphis, since 2018

●   Director, Hatiloo Theater, Memphis, since 2014

●   Founding Member, Philanthropic Black Women of Memphis, since 2006

●   Founding Chair and Member, Ole Miss Women’s Council for Philanthropy, since 2000

●   Member, Advisory Board, Baptist Women’s Hospital, since 2011

Education:

●   Bachelor of Business Administration, University of Mississippi

●   Master of Business Administration, Vanderbilt University

●   Certified Public Accountant (inactive)

Experience and Qualifications to Serve on the Board:

●   Ms. Kelly-Green’s success as an entrepreneur and experience managing a large chain of restaurants in one of our key consumer markets are tremendous assets to our Board in overseeing risks related to marketing and consumer preferences.

●   Her professional experience in corporate operations, supply chain management, logistics, public accounting, and auditing complements the skill sets of our Board.

●   Ms. Kelly-Green’s service on another public company board for 16 years, including her role as chair of its corporate governance committee, and her service on numerous civic and charitable organization boards, provide our Board with further depth of experience in governance best practices.

Sanderson Farms | 2019 Proxy Statement 5

Nominees for Class C Director (term expiring in 2022)

Fred L. Banks, Jr. Independent Director Age: 76 Director Since: 2007 Committees: Audit Compensation Nominating and Governance (Chair)

Business Experience:

●   Senior Partner since 2008, and Partner from 2001 to 2008, Phelps Dunbar LLP, Jackson, Mississippi, practicing general commercial litigation

●   Presiding Justice from 1999 to 2001, and Justice from 1991 to 1999, Mississippi Supreme Court

●   Circuit Court Judge, Hinds and Yazoo Counties, Mississippi, from 1985 to 1991

●   Representative, Mississippi House of Representatives, from 1976 to 1985

●   Managing Partner, Anderson, Banks, Nichols and Leventhal and successor firms, from 1968 to 1985

Other Positions:

●   National Board Member, NAACP, since 1982 (chair, legal committee and member of executive, finance, and audit committees)

●   Chairman, Mississippi Civil Rights Museum Advisory Commission, since 2014

●   Chairman, Capitol City Convention Center Commission, since 2006

●   Chairman, Community Foundation for Greater Jackson, from 2007 to 2008

Education:

●   Bachelor of Arts, Howard University

●   Juris Doctor, cum laude, Howard University School of Law

Experience and Qualifications to Serve on the Board:

●   Mr. Banks’ extensive experience in law as a legislator, judge, and practicing lawyer allow him to provide valuable insight to the Board in overseeing legal risk management and adopting and implementing best practices.

●   His active legal career in Mississippi, where we are incorporated and have our principal office, makes him eminently qualified to chair the Board’s Nominating and Governance Committee.

●   Mr. Banks has been a leader in numerous civic and philanthropic organizations in Mississippi and nationally. His experience and perspective in the areas of civil rights and equality of opportunity are invaluable to the Board in fulfilling the Company’s social responsibilities.

Sanderson Farms | 2019 Proxy Statement 6

Toni D. Cooley Independent Director Age: 58 Director Since: 2007 Committees: Audit Compensation (Vice-Chair) Nominating and Governance

Current Other Public Company Boards:

●   Trustmark Corporation (NASDAQ), since 2013

Business Experience:

●   Chief Executive Officer since 2016, and Founder and President from 2011 to 2016, Systems Automotive Interiors, L.L.C., a Tier One supplier of upholstered seats to Toyota Motor Manufacturing

●   Chief Executive Officer since 2016, and Co-Founder and President from 2001 to 2016, Systems Electro Coating, LLC, a Tier One supplier to Nissan of electrocoated vehicle frames and components

●   Chief Executive Officer since 2011, and President from 2002 to 2011, Systems IT, Inc., an IT training and consulting company

●   Chief Executive Officer since 2016, and President from 1994 to 2016, Systems Consultants Associates, Inc., a management training and consulting firm

Other Positions:

●   Director, Trustmark National Bank, since 2005

●   Mentor and Benefactor, Center for Social Entrepreneurship, since 2016

Education:

●   Bachelor of Business Administration, Stephens College

●   Juris Doctor, University of Minnesota

Experience and Qualifications to Serve on the Board:

●   Ms. Cooley’s experience in founding and growing the Systems Group companies provides the Board with significant executive expertise in the manufacturing sector, including in programs designed to protect the environment from industrial activity.

●   Ms. Cooley’s service on the board of a publicly traded financial institution, including as chair of that company’s enterprise risk management committee, assists our Board in identifying and overseeing risk in areas such as compliance, insurance, employee relations and human resource management.

●   Her leadership at her family-owned management training firm, established with the express purpose of assisting minority businesses with capacity building, provides the Board with valuable insight into promoting diversity and organizational development.

Sanderson Farms | 2019 Proxy Statement 7

Robert C. Khayat Independent Director Age: 80 Director Since: 2007 Committees: Audit Compensation

Business Experience:

●   Retired Chancellor of the University of Mississippi, from 1995 to 2009; presided over a period of significant university growth, including an annual operating budget that grew from $500 million to $1.5 billion

●   Professor of Law, University of Mississippi School of Law, from 1982 to 1995

Other Positions:

●   Past President, NCAA Foundation, Inc.

Recognitions:

●   Barnard Distinguished Professor of Law

●   NFL Lifetime Achievement Award

●   National Football Foundation Distinguished American Award

Education:

●   Bachelor of Arts, University of Mississippi

●   Juris Doctor, University of Mississippi

●   Master of Laws, Yale University

Experience and Qualifications to Serve on the Board:

●   The Board benefits from the immense skill and experience Mr. Khayat developed as chief executive of the University of Mississippi during a period of immense growth, including growth in student enrollment by 43.6 percent, and construction of adult and children’s hospitals, a performing arts center, and an indoor athletics practice facility.

●   Mr. Khayat led a significant transformation of the university and its identity, including the establishment of an honors college and Phi Beta Kappa chapter, tripled African-American enrollment, an institute of racial reconciliation, over half a billion dollars of private financial support, and recognition of the university as one of the leading public universities in the United States.

●   Mr. Khayat’s efforts to “re-brand” the university as an inclusive and superior institution of higher learning led to its selection as the host of the first 2008 U.S. presidential debate between then Senator Barack Obama and Senator John McCain. Mr. Khayat’s experience with issues of diversity, race, organizational growth, and culture are beneficial to the Board in the development and implementation of our strategic plan and in meeting our ESG responsibilities.

Sanderson Farms | 2019 Proxy Statement 8

Gail Jones Pittman Independent Director Age: 65 Director Since: 2002 Committees: Audit Compensation (Chair)

Business Experience:

●   Founder and Chief Executive Officer, Gail Pittman Inc., a design company of hand painted dinnerware and home accessories, since 1979

●   Creative Director, Southern Living at Home, from 2005 to 2010

Other Positions:

●   Alliance Member, Ole Miss Women’s Council for Philanthropy, since 2002

●   Member, International Women’s Forum, Mississippi Chapter, since 2015

●   Chair, Metro Jackson Chamber of Commerce, 1999

●   Chair, Madison County Foundation, from 2009 to 2012

●   Member, Advisory Board, Regions Bank, Central Mississippi, from 1998 to 2003

●   Member, Business Advisory Council, University of Mississippi, from 2000 to 2005

Education:

●   Bachelor of Arts, University of Mississippi

Experience and Qualifications to Serve on the Board:

●   Ms. Pittman’s skill, experience and perspective as a successful entrepreneur makes her exceptionally valuable to the Board. She is recognized by many as Mississippi’s preeminent female business executive.

●   The Board benefits from her manufacturing and production experience in its oversight and monitoring of our operational performance, and from her experience in the areas of brand growth and management, product development and sourcing, marketing, and business development.

●   A noted philanthropist, Ms. Pittman provides meaningful insights to the Company on a variety of areas in the Company’s ESG efforts and community involvement.

Sanderson Farms | 2019 Proxy Statement 9

Directors Continuing in Office

Class A Directors (term expiring in 2020)

Lampkin Butts President, Chief Operating Officer and Director Age: 67 Director Since: 1998

Business Experience:

●   President and Chief Operating Officer of the Company, since 2004

●   Vice President – Sales of the Company from 1996 to 2004, and various other positions at the Company from 1973 to 1996

Other Positions:

●   Director, Federal Reserve Bank of Atlanta, New Orleans Branch, since 2015

●   Director, National Chicken Council, since 1995

●   Director, Mississippi Poultry Association, since 1995

●   Director, Southeast Poultry & Egg Association, from 2000 to 2003

Education:

●   Bachelor of Business Administration, University of Mississippi

Experience and Qualifications to Serve on the Board:

●   Mr. Butts’ extensive knowledge of our business from his over 45-year tenure with the Company makes him an extremely valuable director. He has served the Company in most every aspect of our operations, with roles ranging from shift manager, sales representative, and division manager, to his current role as head of our operations.

●   Mr. Butts has worked at the Company and served as a director throughout several of the profitability cycles that are characteristic of a commodity business like ours. His experience in managing the business through the volatility of our industry is especially helpful to our less senior directors whose tenures have not included a profitability downcycle.

●   Mr. Butts has had leadership roles at several poultry industry organizations, which enable him to share with the Board valuable insights into industry dynamics, developments, and innovations, as well as government and regulatory relations.

Sanderson Farms | 2019 Proxy Statement 10

Beverly W. Hogan Independent Director Age: 67 Director Since: 2004 Committees: Compensation Nominating and Governance

Business Experience:

●   President, since 2002, and various other positions from 1997 to 2002, Tougaloo College, a private, historically black, liberal arts college in Jackson, Mississippi

●   Commissioner, Mississippi Workers’ Compensation Commission, from 1987 to 1997

●   Executive Director, Governor’s Office of Federal State Programs, from 1984 to 1987

●   Executive Director, Mental Health Associations of Hinds County and the State of Mississippi, from 1974 to 1983

Other Positions:

●   Institutional Director, United Negro College Fund, since 2002

●   Chair, Board of Directors of the Jackson Medical Mall Foundation, which manages a redeveloped facility that houses healthcare providers for the underserved, since 2017

●   Appointed by President Obama to The President’s Board of Advisors on Historically Black Colleges and Universities, from 2009 to 2016

●   Chair, National Advisory Board, HBCU Capital Financing Program

●   Founding Member and former president, Central Mississippi Chapter, National Coalition of 100 Black Women

Education:

●   Bachelor of Arts, Tougaloo College

●   Master of Public Policy and Administration, Jackson State University

●   Doctoral studies in clinical psychology and human and organizational development

●   Honorary doctoral degrees from four universities, including Brown University

Experience and Qualifications to Serve on the Board:

●   As the first woman and the 13th president of a liberal arts college founded in 1869, Dr. Hogan is known as a visionary and trailblazer in Mississippi higher education. The Board has benefitted from her experience in the leadership, management, and growth of this historic college.

●   Dr. Hogan’s educational and professional experience in the public policy, government, and mental health fields has been valuable to the Board in its efforts to make Sanderson Farms a leader in environmental, social and governance best practices.

●   The Board has also benefitted from Dr. Hogan’s insights from her active involvement for many years in state and national civic and political affairs.

Sanderson Farms | 2019 Proxy Statement 11

Phil K. Livingston Lead Independent Director Age: 75 Director Since: 1989 Committees: Audit (Chair) Compensation Nominating and Governance

Business Experience:

●   Retired Consultant, AmSouth Bank of Alabama, from 1998 to 2001

●   President of South Louisiana, First American Bank of Tennessee, 1998

●   Chairman and Chief Executive Officer, Deposit Guaranty National Bank of Louisiana, from 1995 to 1998

●   Chief Executive Officer, from 1973 to 1995, President from 1975 to 1995, and Chairman from 1987 to 1995, Citizens National Bank

Other Positions:

●   President, Louisiana Bankers Association, 1985

●   Founding Director, from 1997 to 2006, and President, from 2006 to 2015, University Facilities, Inc., a non-profit corporation formed to finance and contract for major campus improvements for Southeastern Louisiana University; completed projects during service totaled $115 million

●   Executive in Residence, Southeastern Louisiana University College of Business, since 2016

●   Member, Patient Family Advisory Council, North Oaks Health System

●   Member, Area Advisory Council, Mary Bird Perkins Cancer Center

Education:

●   Bachelor of Science, Mississippi State University

Experience and Qualifications to Serve on the Board:

●   Mr. Livingston’s extensive career in the banking industry, coupled with his leadership roles in a variety of industry and organization boards, make him a valuable member of our Board.

●   His bank executive career included the growth and sale of a community bank of which he was CEO, and involvement in four subsequent bank acquisitions. This experience has been valuable to the Board in its oversight and monitoring of our financial and borrowing risk, accounting and internal controls, and strategic plan.

●   Mr. Livingston also has significant experience in management training and formulation of executive pay structures. He has worked closely with compensation consultants and has been instrumental in the development of our performance-based pay programs.

Sanderson Farms | 2019 Proxy Statement 12

Joe F. Sanderson, Jr. Chairman of the Board and Chief Executive Officer Age: 71 Director Since: 1984

Business Experience:

●   Chairman of the Board of the Company since 1998, and Chief Executive Officer of the Company since 1989

●   Continuously employed in various positions at the Company since 1969

Other Positions:

●   Co-Chair, Capital Campaign for Children’s of Mississippi (umbrella organization for University of Mississippi Medical Center pediatric hospital and clinics), since 2016

●   Member, Board of Trustees of the National WWII Museum, since 2016

●   Past President, Mississippi Manufacturers’ Association, from 1992 to 1993

●   Past Chair, National Chicken Council, from 1993 to 1994

Education:

●   Bachelor of Arts, Millsaps College

Experience and Qualifications to Serve on the Board:

●   Mr. Sanderson is the grandson of one of our Company’s founders. Under his outstanding leadership of our Company since 1989, the Company has grown exponentially, including growth in annual revenues from $184 million in 1989 to over $3.2 billion in 2018. Also during his tenure, the Company has opened six new plants in three states and begun construction on a seventh.

●   Mr. Sanderson is primarily responsible for the overall operation and strategic vision of our business. His role as Chairman of the Board has been key to our long-term success and growth in stockholder value.

●   Adhering to the values of our founders – integrity and ethical business practices, excellence in operations, and conservative financial management – Mr. Sanderson is directly responsible for setting the “tone at the top” of our Company that has been a significant driver of our success.

Sanderson Farms | 2019 Proxy Statement 13

Directors Continuing in Office

Class B Directors (term expiring in 2021)

John H. Baker III Independent Director Age: 77 Director Since: 1994 Committees: Audit Compensation

Business Experience:

●   Proprietor, John H. Baker Interests, a real estate and development company in Houston, Texas that built, owns and previously managed office buildings and shopping centers throughout southeast Texas, including the Houston area, since 1968

●   Proprietor, JCB Ranch, a 1,500-acre ranch in southeast Texas that maintains an active cow-calf operation producing registered calves for market and cultivates hay and other crops

Other Positions:

●   Board Member Emeritus, and previous Board Member for over 30 years, Board of Trustees of Baylor College of Medicine

●   Advisory Trustee, Board of Trustees of Houston Baptist University

●   Numerous directorships for over 40 years with community banks throughout Texas

Education:

●   Bachelor of Business Administration, Mississippi State University

Experience and Qualifications to Serve on the Board:

●   Mr. Baker is a successful entrepreneur who founded and has grown his own business specializing in real estate development and management. He provides the Board with valuable insights into the oversight and monitoring of the development and implementation of our strategic plan and greenfield expansion.

●   Mr. Baker has an active cattle and farming operation and brings to the Board his experience in livestock management and associated agri-business matters.

●   Mr. Baker has been active in the business and political communities in Texas and Mississippi and provides the Board with an important perspective when it considers our internal expansion plans and associated personnel needs, as well as the needs of our local communities.

Sanderson Farms | 2019 Proxy Statement 14

John Bierbusse Outside Director Age: 63 Director Since: 2006

Business Experience:

●   Retired Vice President and Manager of Research Administration, from 2002 to 2004, Assistant Manager, Securities Research, from 1999 to 2002, and prior positions from 1987, A.G. Edwards

●   Vice President, Duff & Phelps, Inc., from 1981 to 1987

●   23 years’ experience as an equity research analyst in the packaged food and agri-products industries

●   One of the original authors of the NYSE’s Series 86/87 qualification examination required for publishing equity research analysts (committee member 2003-2007)

Other Positions:

●   Board member, Third Coast Percussion, a Grammy-award winning quartet based in Chicago, Illinois

●   Board member, Riot Ensemble, a contemporary chamber music ensemble based in London, England

●   Pro bono consultant to arts organizations in strategic planning, board development, financial forecasting, and executive coaching

Education:

●   Bachelor of Arts, Northwestern University

●   Master of Management, Northwestern University – Kellogg School of Management

●   Certified Financial Analyst

Experience and Qualifications to Serve on the Board:

●   Mr. Bierbusse’s experience as a sell-side equity research analyst brings to the Board substantial expertise in capital markets, strategic analysis, risk oversight, and financial modeling in our industry.

●   As a manager, Mr. Bierbusse also has extensive experience in hiring, mentoring, and evaluating finance professionals, which has benefitted the Board in management performance and succession oversight responsibilities.

●   He also has managerial experience in compliance and financial regulation, which has been valuable to the Board in evaluating and overseeing compliance risk.

Sanderson Farms | 2019 Proxy Statement 15

Mike Cockrell Treasurer, Chief Financial Officer and Director Age: 61 Director Since: 1998

Business Experience:

●   Treasurer and Chief Financial Officer of the Company, since 1993

●   Shareholder, Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi, practicing securities and business transaction law, from 1984 to 1993

●   Associate, Nail McKinney Tate & Robinson, CPAs, from 1979 to 1980

Other Positions:

●   Chair, National Chicken Council Communication Committee, from 2013 to 2014

●   Member, Board of Directors, Mississippi Manufacturing Association, from 2007 to 2008

●   Numerous directorships over 30 years with various community and philanthropic organizations

Education:

●   Bachelor of Business Administration, University of Mississippi

●   Juris Doctor, University of Mississippi School of Law

●   Certified Public Accountant (inactive)

Experience and Qualifications to Serve on the Board:

●   Mr. Cockrell’s more than 20 years of experience as the CFO of our Company during our significant internal growth, and his management of our financial condition through the cycles of profitability that characterize our industry, provide the Board with a depth of knowledge about our financial management.

●   Mr. Cockrell oversees or has a key role in many aspects of our operations and management that are not typical for chief financial officers of public companies, including legal matters, investor relations, corporate responsibility reporting, our grain purchasing strategy, and risk management. He contributes a broad perspective on our operations to the Board process.

●   Mr. Cockrell has played a key role in the mentoring and training of our “next generation” of managers, which has assisted the Board in its oversight of management succession issues.

Sanderson Farms | 2019 Proxy Statement 16

Suzanne T. Mestayer Independent Director Age: 66 Director Since: 2017 Committees: Audit (Vice-Chair) Nominating and Governance

Business Experience:

●   Owner and Managing Principal, ThirtyNorth Investments, LLC, a registered investment advisory firm providing investment management services to individuals, benefit plans, for-profit and non-profit businesses and trusts, since 2010

●   Managing Member, Advisean Partners, LLC, a private investment and business consulting company, since 2008

●   Executive Vice President and President – New Orleans Market, Regions Bank, from 2000 to 2008

●   Partner, from 1983 to 1991, and other positions from 1973, Arthur Andersen & Co.

Past Public Company Boards:

●   McMoRan Exploration Co. (NYSE), from 2007 to 2013

Other Positions:

●   Member, Board of Directors of Pan American Life Insurance Company, since 2017

●   Immediate Past Chair and current member, Board of Directors of Ochsner Health System, the largest healthcare system in Louisiana, since 2004

●   Past Treasurer and current member, Board of Trustees of the National WWII Museum, since 2012

●   Former director, Federal Reserve Bank of Atlanta, New Orleans Branch, from 2014 to 2018

Education:

●   Bachelor of Science, Louisiana State University

●   Certified Investment Management Analyst®

●   Certified Public Accountant (inactive)

Experience and Qualifications to Serve on the Board:

●   Ms. Mestayer’s successful and distinguished career in investment management, banking, and accounting eminently qualify her to serve on our Board. Her professional expertise allows her to contribute a broad skill set to the Board.

●   Ms. Mestayer has served on over 20 public and private boards, presiding as chair for seven, and has served on the audit and compensation committees of several organizations. Her governance experience is extremely valuable in matters of board process and oversight.

●   Additionally, Ms. Mestayer’s professional and board experience make her an asset to our Board in its oversight of accounting and financial risk, internal controls, and executive compensation.

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Corporate Governance

We are committed to good corporate governance, which helps us to operate efficiently, sustain our business, and build long-term stockholder value. The Board has adopted Corporate Governance Principles to provide a framework for effective governance of our Company.

The Board reviews and reassesses the Corporate Governance Principles at least annually and updates them as appropriate. The Board has also adopted a Corporate Code of Conduct and a Code of Ethics for our Chief Executive Officer and senior financial personnel governing their responsibility for internal controls and full, fair, accurate, timely, and understandable disclosure in our periodic reports. The Corporate Governance Principles, Code of Conduct, Code of Ethics, our by-laws, and the charters of each of the Audit, Compensation, and Nominating and Governance Committees can be found at http://ir.sandersonfarms.com/corporate-governance.

Governance is a continuing focus of Sanderson Farms, starting with the Board and extending to management and our employees. The Board advises and counsels the CEO and the other executive officers who manage the Company’s business. Additionally, we have solicited feedback from our stockholders on governance matters and improvements, as well as on executive compensation and risk management.

Long-Term Strategic Plan

One of the Board’s primary responsibilities is to oversee the development and implementation of our long-term strategic plan. Determining the strategic course of the Company requires a high level of constructive engagement between management and the Board. Our entire Board acts as a strategy committee and regularly discusses our long-term business plan.

●

The Board reviews the plan with management at least annually and considers whether adjustments should be made given global economic, customer, and other trends, as well as changes in our industry and commodities markets.

●	The Board receives regular reports from management on management’s progress in implementing the plan.

●	Management regularly reports to the Board on its operational goals and level of success in achieving those goals, our capital budget, and our capital structure.

●	The independent directors hold regular executive sessions without management present, at which strategy is discussed.

●

The Board’s annual, in-house director “teach-in” session provides another opportunity for directors to discuss strategy in-depth and receive presentations from the heads of each of our production, processing, and sales divisions.

●	The Board also discusses and reviews feedback on strategy from our stockholders.

Process for Selecting Directors

The Board and the Nominating and Governance Committee have made planning for director succession a priority. They believe maintaining a system of overlapping tenures between veteran and newer directors is important for director succession. The Board and the Committee annually assess the composition of the Board during their self-evaluation process, as well as the Board’s effectiveness at assembling a diverse and qualified group of directors. The self-evaluation allows directors to comment discretely but candidly on the effectiveness of other directors and to propose any skill sets or experience that the Board should look for in new director candidates.

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The Nominating and Governance Committee considers the skills and experience needed for the Board to exercise its responsibilities properly. Focusing on those needs, it then screens and recommends candidates for nomination by the full Board.

Regular Self-Assessment Our board conducts regular self-evaluations to determine whether it is functioning effectively. Part of this assessment examines the skill sets of our existing directors and compares those with the areas of expertise we believe will be most critical in the long-term. Identification of Candidates Our nominating and governance committee leverages our existing network, as well as any recommendations of shareholders and our advisors, to develop a list of suitable candidates. We seek to address any skills gaps among our board and to maintain our commitment to diversity in gender, race, age, and experience. Nomination and Election Following interviews with the candidates, our nominating and governance committee makes a recommendation to the full board. The full board then determines whether to nominate that individual. Onboarding & Integration For each new director, we conduct a comprehensive onboarding process to ensure that he or she has a full understanding of our business. The board will also decide which committees each new member should join, based on their skills, experience, and interest.

Stockholder Nominations and Recommendations of Director Candidates

Our by-laws permit a stockholder or group of up to 20 stockholders who have owned at least 3% of our outstanding stock for at least three years to submit nominees for the greater of two directors, or 20% of the Board, for inclusion in our proxy statement. The stockholder(s) and nominee(s) must meet the requirements of our by-laws.

Stockholders who wish to nominate directors for inclusion in the proxy statement or directly at an annual meeting in accordance with the requirements of the by-laws can find more information under “Submission of Stockholder Proposals and Director Nominations for Inclusion in the Proxy Statement for the 2020 Annual Meeting” and “Other Proposals or Director Nominations for Presentation at the 2020 Annual Meeting” in this proxy statement.

Stockholders who wish to recommend director candidates for consideration at an annual meeting should send their recommendations by September 15 of the year before the annual meeting in writing to:

Chair, Nominating and Governance Committee

Board of Directors

Sanderson Farms, Inc.

Post Office Box 988

Laurel, Mississippi 39441

Stockholders should include the following information in their written notice:

●	the stockholder’s name and address;

●

a representation that the stockholder is a holder of record or a beneficial owner (in which case evidence of beneficial ownership must be submitted if requested by the Nominating and Governance Committee) of shares of the Company’s common stock as of the date of the notice;

●	the name, age, business and residence addresses, and principal occupation and experience of each candidate;

●	such other information regarding each candidate that the stockholder wishes the Nominating and Governance Committee to consider;

●	the consent of each candidate to serve as director of the Company if elected; and

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●

a representation signed by each candidate that states that the candidate meets all of the qualifications set forth in Article IV of our by-laws, which requires that directors be at least 21 years old and citizens of the United States.

The Nominating and Governance Committee will evaluate director candidates recommended by stockholders on the same basis as recommendations received from any other source. Anyone recommending candidates to the Nominating and Governance Committee should consider the minimum qualifications, skills, and qualities that the Nominating and Governance Committee believes are necessary for a director of the Company, as set forth above under “Director Criteria, Qualifications, and Experience.”

Committees of the Board of Directors

It is the general policy of the Company that all major decisions be considered by the Board as a whole. However, the Board has established three committees to assist in discharging its duties, which are the Audit, Compensation, and Nominating and Governance Committees. The primary responsibilities of each of the committees are set forth below, together with their current membership and the number of meetings held in 2018. Committee charters can be found on our website at http://ir.sandersonfarms.com/corporate-governance. The Board has determined that each member of the Audit, Compensation, and Nominating and Governance Committees is independent for purposes of the NASDAQ Stock Market listing standards. In addition, directors who serve on the Audit Committee and the Compensation Committee meet additional, heightened independence and qualification criteria applicable to directors serving on these committees under the NASDAQ listing standards and SEC rules.

Committees	Members in 2018	Description
Audit Committee Meetings in 2018: 8	Phil K. Livingston (Chair) Suzanne T. Mestayer (Vice-Chair) John H. Baker III Fred L. Banks, Jr. Toni D. Cooley Robert C. Khayat Dianne Mooney Gail Jones Pittman

The Audit Committee oversees the Company’s accounting and financial reporting and disclosure processes, the adequacy of the systems of disclosure and internal controls established by management, and the audit of the Company’s financial statements. The Audit Committee oversees insurance risk and operational risks, risks related to financial controls and legal, regulatory, and compliance matters, and oversees the overall risk management governance structure and function.

Among other things, the Audit Committee:

(1)  appoints the independent auditor and evaluates its independence and performance;

(2)  reviews the audit plans for and results of the independent audit and internal audits; and

(3)  receives reports from the Company’s key managers about the primary risks to our business relevant to their departments and how they manage that risk.

The Board has determined that all of our Audit Committee members are financially literate and that Ms. Mestayer and Mr. Livingston are audit committee financial experts as defined by the SEC.

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Committees	Members in 2018	Description
Compensation Committee Meetings in 2018: 7	Gail Jones Pittman (Chair) Toni D. Cooley (Vice-Chair) John H. Baker III Fred L. Banks, Jr. Beverly W. Hogan Robert C. Khayat Phil K. Livingston

The Compensation Committee oversees the Company’s executive compensation and stock incentive plan. For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the Compensation Discussion and Analysis section.

Nominating and Governance Committee Meetings in 2018: 9	Fred L. Banks (Chair) Dianne Mooney (Vice-Chair) Toni D. Cooley Beverly W. Hogan Phil K. Livingston Suzanne T. Mestayer

The Nominating and Governance Committee oversees the Board’s corporate governance procedures and practices, including the recommendation of individuals for the Board, making recommendations regarding director compensation, leading the Board in its annual self-evaluation process, and making recommendations concerning Board and management succession policies.

In addition to the above committee meetings, the Board held 10 meetings in 2018.

Director Attendance

All Board members are expected to attend our annual meeting of stockholders, all Board meetings, and meetings of committees on which they serve, unless an emergency or unavoidable conflict prevents them from doing so.

During 2018, every director attended at least 80% of the total of

●	all of the Board of Directors meetings held during the period for which he or she was a director, plus

●	all of the meetings held by the committees of the Board on which he or she served (during the period in which the director served).

All of our directors then serving attended our 2018 annual meeting of stockholders.

Director Independence

The current Board consists of 15 directors, three of whom are employed by the Company (Messrs. Sanderson, Butts, and Cockrell). The Board determined that each of Ms. Kelly-Green and Mr. Barksdale was an “independent director” as that term is defined in the NASDAQ Stock Market listing standards at the time they were appointed to the Board in 2018. The Board conducted an annual review and affirmatively determined that all of the other non-employee directors other than Mr. Bierbusse (i.e., Mses. Cooley, Hogan, Mestayer, Mooney, and Pittman and Messrs. Baker, Banks, Khayat, and Livingston) are “independent” under the NASDAQ standards.

Mr. Bierbusse does not meet the NASDAQ Stock Market’s definition of independent director because his brother is a “principal” in the business consulting division of Ernst & Young LLP, our independent registered public accounting firm. A “principal” is a partner who is not an accountant. Mr. Bierbusse’s brother is not involved in Ernst & Young LLP’s audit of our financial statements or any other services they provide to us and Ernst & Young LLP has concluded that his relationship to Mr. Bierbusse does not impair that firm’s independence. In addition, we believe that neither Mr. Bierbusse nor his brother have any interest in the fees we pay to Ernst & Young LLP, but if such an interest exists, it is not material.

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Therefore, we have not entered into a “related party transaction” that must be approved by a special committee of qualified, independent directors pursuant to the charter of the Audit Committee of our Board of Directors.

Independent Director Meetings

The independent directors meet regularly in executive session, usually in conjunction with each regular Board meeting, with the Lead Independent Director serving as Chair.

Board and Committee Self-Evaluation

The Board and each committee conduct a self-evaluation of their performance, composition, leadership structure, and governance at least annually. The evaluation format and process is supervised by the Nominating and Governance Committee. Currently, the self-evaluation process is conducted through a personal, one-on-one interview of each director by either the Chair of the Nominating and Governance Committee or the Lead Independent Director.

The Nominating and Governance Committee provides directors with a list of suggested topic areas in advance of the interviews so that directors may begin reflecting on aspects of the Board’s and committee’s performance and need for improvement. Interviews are not limited to those subjects, however, and directors are encouraged to share all concerns they have about the Board and committee process and the Board’s governance during their interviews. The interviews also provide an opportunity for directors to assess or comment on individual directors.

Once the interviews are completed, the Chair of the Nominating and Governance Committee and the Lead Independent Director confer and compile a joint report that they present to the full Board. The Lead Independent Director is responsible for ensuring that there is follow-up on any action items that result from the evaluation process. For example, he may request that management provide a report to the Board on a particular topic.

Board Leadership

Currently, Joe F. Sanderson, Jr. serves as both our Chief Executive Officer and the Chairman of the Board of Directors. The Board reassesses its leadership structure annually and has affirmatively determined that Mr. Sanderson’s combined role as Chairman and Chief Executive Officer provides the Company and the Board with strong leadership and continuity of experience and is in our stockholders’ best interests. Chief among the factors the Board has considered are Mr. Sanderson’s leadership in setting a “tone at the top” that permeates all of our operations; his investor-driven viewpoint; the Company’s performance; his nearly 50 years of experience with our Company; and his long-term vision for our strategic plan.

Our by-laws provide that if at any time the Chairman of the Board is also an officer of the Company, the independent directors must appoint a Lead Independent Director. The Lead Independent Director must be “independent” under the rules of the NASDAQ Stock Market and is appointed by the other independent directors for a one-year term. Our by-laws give our Lead Independent Director a robust role in our board process. He or she is responsible for:

●	presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of the independent directors;

●	serving as a liaison between the Chairman of the Board, other senior managers, and the independent directors;

●	approving information sent to the Board of Directors in preparation for meetings of the Board of Directors, and meeting agendas;

●	approving schedules for meetings of the Board of Directors to ensure that there is sufficient time for discussion of all agenda items;

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●	having the authority to call meetings of the independent directors; and

●	being available for communications with our stockholders.

The independent directors have appointed Phil K. Livingston as the Company’s Lead Independent Director. In addition to actively fulfilling the responsibilities listed above, Mr. Livingston periodically attends senior management meetings to observe management decision-making and ensure that managers who report to the executive officers have access to the independent directors. He has also actively engaged with stockholders on important matters, and we expect he will continue to be available to meet with stockholders.

The proper discharge of the Board’s fiduciary duties to the Company and its stockholders requires it to retain the flexibility to determine the person or persons best suited for the role of Chairman and Chief Executive Officer. The Board believes its selection of Mr. Sanderson for both roles is consistent with its fiduciary duties because he is the person best suited for both positions. The Lead Independent Director role provides a necessary layer of independent oversight. The Lead Independent Director also helps to ensure effective communication between management and the independent directors and increases the independent directors’ understanding of management decisions and Company operations. Thus, the Board of Directors believes that its leadership structure is appropriate.

Risk Oversight

The Board takes very seriously its oversight role in the Company’s risk management. The Company’s senior management committee, called the Executive Committee, is primarily responsible for managing the day-to-day risks of the Company’s business, and is best equipped to assess and manage those risks. The Board or the Audit Committee receives reports on the Company’s exposure to risk and its risk management practices from the senior managers of the Company’s major divisions, as well as from third party experts, on topics such as:

●	information technology safeguards and cyber security,

●	the Company’s biosecurity program,

●	flock health and veterinary practices,

●	quality control and safety of our products,

●	crisis response and management, including climate-related disasters,

●	our growth plans,

●	financial and accounting controls and security measures,

●	grain purchasing strategy,

●	environmental compliance,

●	human resources,

●	workplace conduct and related company policies,

●	insurance coverages,

●	legal matters,

●	customer and product mix, and

●	consumer preferences and trends.

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The Board regularly receives updates about and reassesses the management of these risks throughout the year. For some matters, such as cyber security, the Board or the Audit Committee receives at least quarterly updates from the appropriate managers on measures the Company has taken to mitigate risk. In addition, the Board reviews the Company’s risk disclosures in its draft periodic reports before they are filed and has the opportunity to question management about those risks. Periodically, at the Board’s annual in-house director education session, management makes a comprehensive report to the Board on how it manages each of the risks disclosed in the periodic reports.

The Board is confident that the CEO, as the head of the Company’s Executive Committee, and other members of the Executive Committee, will promptly report new material risks or material changes in the Company’s risk profile to the Board. The Board feels that, together with the CEO, it has cultivated a corporate culture and board leadership structure in which managers who report to the CEO and the other top officers of the Company have access to the Lead Independent Director and the other independent directors, and can communicate freely and candidly about risks to the Company.

In addition, for at least the last 13 years, the Board has visited each of our new facilities and has personally observed our production and processing operations, including our hatcheries and processing lines, and our biosecurity, worker health and safety, quality control, food safety, and live production disease prevention measures, among others.

Succession Planning

The Board has adopted a written management succession policy pursuant to which it plans for succession to the positions of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (key officers). The policy requires the key officers to periodically provide the Nominating and Governance Committee of the Board and the Lead Independent Director with an assessment of senior managers and their potential to succeed the key officers. The key officers must also report on the Company’s training and recruiting efforts for other senior management positions.

The directors have many opportunities to interact with “next generation” managers, both formally and informally. High potential leaders are thus given exposure and visibility to the Board, and the Board has made it a priority to interact with internal management candidates.

Communications Between Stockholders and the Board of Directors

The Board of Directors has adopted a formal procedure that stockholders may follow to send communications to the Board of Directors. Stockholders may send communications to the Board by writing to:

Internal Audit Department

Sanderson Farms, Inc.

P. O. Box 988

Laurel, MS 39441-0988

Stockholders desiring to send a communication to the full Board of Directors should mark the envelope “Attention: Board of Directors.” Envelopes intended for a committee of the Board should be marked to the attention of the particular committee. Stockholders may also communicate with directors who are “independent directors” under the rules of the NASDAQ Stock Market by marking the envelope “Attention: Independent Directors” at the address given above.

We will forward all communications we receive as addressed on a quarterly basis, unless management determines by individual case that a communication should be forwarded more promptly. However, any stockholder communication concerning employee fraud or accounting matters will be forwarded as addressed, with a copy to the Audit Committee, immediately upon receipt.

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Stockholder Engagement

We are committed to engaging with our stockholders to communicate with transparency our strategy, performance, business practices, governance, and other matters. Throughout the year, our senior management team meets with holders of a significant portion of our outstanding stock across the country to discuss our Company and gain stockholder feedback.

How We Engage with Our Stockholders

Through Off-Season Outreach

Many of our stockholders engage with issuers primarily outside of annual meeting season, when conversations are less focused on a single voting issue. In the Fall of 2018, our management, Lead Independent Director, and committee chairs met with holders of a large percentage of our outstanding shares, as well as a major proxy advisory firm, to engage on ESG issues, including our antibiotics practices, the Board’s oversight of risk management, and Board refreshment.

Through In-Season Outreach

Occasionally, such as when there is a stockholder proposal on the ballot, additional outreach may be helpful or necessary to discuss specific issues and answer stockholder questions. This supplements our ordinary course outreach.

Through Our Proxy Statement

Our proxy statement can be an important communications tool for our stockholders. We have re-formatted our proxy statement this year to make it more useful to stockholders and include more discussion of governance matters at our Company.

Through Investor Conferences and our Annual Investor Day

Our management team attends non-deal roadshows and investor conferences related to our industry, such as the Barclays Consumer Staples Conference, and others. We also host our own annual investor day where our management gives presentations on our strategy and performance, and third-party experts make presentations on poultry and grain markets and other matters affecting our Company. Members of our Board of Directors attend the investor day as well as our annual stockholders meeting and are available to engage with stockholders at those events.

Corporate Responsibility

Conserving natural resources has been a core value of our Company since its founding. At each new complex we build under our internal growth plan, we strive to implement innovative environmental sustainability measures. Our Board receives reports from our Director of Development and other managers concerning our sustainability efforts at each new complex. In addition, the Board personally visits our new complexes and has observed our sustainability program firsthand.

We describe our sustainability program in more detail in our annual Corporate Responsibility Report, which can be found under the “Corporate Governance” tab of the “Investors” section of our website at www.sandersonfarms.com. The report also includes information related to our programs and achievements on worker training and safety, animal welfare, our relationships with our contract growers, and our food safety practices. It also discusses our involvement in the community, including our charitable activities that have been approved at the Board level.

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Review and Approval of Certain Transactions

The Audit Committee’s charter charges it with reviewing, on an on-going basis, certain transactions between the Company and its directors, officers, major stockholders and certain other persons for conflicts of interest. The types of transactions that are subject to this review are those “related party transactions” that must be disclosed in our proxy statement under the rules of the SEC, which are transactions, arrangements or relationships in which we or any of our subsidiaries was or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. A “related person” means generally:

●	any of our executive officers, directors, or nominees for director;

●	any person who is known by us to be the beneficial owner of more than 5.0% of our common stock; and

●

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of an executive officer, director, nominee for director, or a beneficial owner of more than 5.0% of our common stock, and any person (other than a tenant or employee) sharing the household of such person.

The Audit Committee must recommend to a special committee of qualified, independent directors whether or not the transaction should be approved. The special committee may retain independent legal, accounting, or other advisors to advise it in this process. In determining whether to approve or disapprove entry into a related party transaction, our Audit Committee takes into account, among other factors, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. During our 2018 fiscal year, there were no transactions between the Company and related persons that required review by the Audit Committee or that required disclosure in this proxy statement.

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Item 2—Advisory Vote on Executive Compensation

In accordance with law, our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers, as reported in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to endorse or not endorse our 2018 executive compensation program and policies for our named executive officers through the following resolution:

“RESOLVED, that the stockholders of Sanderson Farms, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

The core of Sanderson Farms’ executive compensation philosophy and practice continues to be to pay for performance. We pay our executive officers in a manner consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including the 2018 compensation of the named executive officers.

Our executive compensation program received substantial stockholder support in all our Say-on-Pay votes held since 2011, when Say-on-Pay votes became required, receiving at least 92.7% of the votes cast. We are committed to engagement with our stockholders concerning all aspects of our business, including our pay practices. The feedback we have received about our compensation programs and proxy disclosures has been positive and, given the strong endorsement by our stockholders in our Say-on-Pay votes, the Compensation Committee has subsequently reaffirmed the structure of our executive compensation programs.

The Board of Directors has determined to hold a Say-on-Pay vote every year.

Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends that the stockholders vote “FOR” the advisory vote to approve our named executive officer compensation.

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Compensation Discussion and Analysis

In this section, we describe our compensation philosophy, the factors the Compensation Committee considered in developing our compensation packages, and the decision-making process it followed in setting compensation for our named executive officers for our 2018 fiscal year. You should read this section in conjunction with the tables and accompanying narratives that follow. We believe our executive compensation programs reflect our Company’s pay-for-performance philosophy, assist us in creating long-term value for our stockholders, and are effective in retaining and motivating our executives.

Our “named executive officers” as defined under the SEC’s proxy statement rules for 2018 were:

●	Joe F. Sanderson, Jr., Chairman of the Board and Chief Executive Officer (CEO);

●	Lampkin Butts, President and Chief Operating Officer (COO);

●	Mike Cockrell, Treasurer and Chief Financial Officer (CFO); and

●	Tim Rigney, Secretary and Controller (Secretary).

You can read the biographies of Messrs. Sanderson, Butts and Cockrell in this proxy statement under Item 1—Election of Directors. Mr. Rigney has served as Secretary and Controller since November 1, 2012, and was our Corporate Accounting Manager from December 2005 to November 1, 2012.

Executive Summary

Sanderson Farms has always had a pay-for-performance culture. We expect top performance from our people every year and are willing to pay for that success. Accordingly, a substantial part of the compensation package for each named executive officer is at risk and is only earned if performance warrants. In addition to base salary, we offer our named executive officers the opportunity to earn an annual cash bonus if the Company meets certain performance goals, and we also grant long-term incentives to our named executive officers to align their pay with the long-term success of our Company.

Our long-term equity incentives have a performance-based component and a time-based element to assist us in retaining our management team. Although we generally strive to appoint executives from within our Company, our compensation programs will allow us to attract top management candidates from outside our Company, should the need arise. We encourage our named executive officers, other members of management, and our Board of Directors to follow our stock ownership guidelines. In addition, our executives participate in our Employee Stock Ownership Plan and can elect to participate in our Management Share Purchase Plan, which further aligns their interests with those of our stockholders.

The Compensation Committee has retained Willis Towers Watson as its independent executive compensation consultant. We use a peer group recommended by Willis Towers Watson and appropriate published surveys (based on industry and revenue size comparisons) to set compensation levels. We do not target our compensation levels at any particular point in the range established by data we gather, but we do consider the median of those markets along with many other factors in setting our pay opportunity. However, with above-target performance, our named executive officers can earn above-market pay.

The Committee compares our executive officers’ total realizable pay against our total stockholder return for the past three years, to determine if there is alignment between our executive pay and our performance. Total realizable pay equals the sum of an officer’s base salary, actual bonus paid, performance-based awards paid out in the period, and the value of restricted stock awards at the

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Company’s current stock price. Based on this analysis, the Committee believes our executive compensation and our Company’s performance have been strongly aligned over time, with less alignment in some years due to cyclicality in the poultry industry.

For our annual cash bonus plan, we measure operational performance using Agristats, a private industry benchmarking service that analyzes performance data submitted by a significant majority of the poultry industry, and through earnings per share. Even if we meet the operational and earnings per share targets, our executives will not receive payments under the bonus award plan unless we also meet a return on equity threshold. For our long-term performance share plan, we measure performance by return on sales and return on equity, and our stock price also factors into the final amount of the award to the named executive officers.

Our CEO, at his request, received no equity awards under the long-term incentive program from 2005 through our 2009 fiscal year and no restricted stock awards for the 2013 fiscal year.

Our stockholders have approved the compensation of our named executive officers as disclosed in our proxy statement by at least 92.7 percent of the votes cast in every year in which we have held a Say-on-Pay vote. The Committee took these approvals into account in determining to follow the same policies, practices, and framework to set our executive pay as it has used in the past. Our Board has determined to hold a Say-on-Pay vote every year. However, we are required by law to hold a non-binding advisory vote on the frequency of our Say-on-Pay votes in 2020.

Principles and Objectives of the Executive Compensation Program

The main objectives of our executive compensation programs have been to reward outstanding performance by our executives appropriately and to ensure that management and stockholder interests are closely aligned. The Committee strives to structure compensation packages that create incentives for our executives to maximize long-term stockholder value, rather than to maximize their individual pay. A significant portion of our executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, return on sales, and return on equity.

Another significant factor in the Committee’s decision-making is stockholder dilution, and the Committee strives to minimize the dilutive effect of equity awards on our stockholders. Our Board of Directors also adopted a share repurchase program under which we are authorized to repurchase up to two million shares of our common stock, in part to offset the dilutive effect of our equity compensation plans. During fiscal 2018, we repurchased 823,385 shares under this program.

We believe our executive culture is unique within our industry. Our management team is motivated by a strong “tone from the top” that has fostered our core mission to create returns for our stockholders. We believe our executives should be rewarded fairly for their loyalty to that mission, especially in years when we perform at the top of our industry.

Management, the Board of Directors, and the Compensation Committee recognize that our business is cyclical and seasonal, and often times factors beyond our control significantly influence our profitability. These factors include swings in the market prices for our primary product, fresh chicken, and our two primary input costs, corn and soybean meal. Supply and demand factors for poultry products and feed grains also play a role in the cyclicality of our industry and are influenced by global macroeconomic conditions and weather patterns. Accordingly, the Compensation Committee believes it is important to measure and reward outstanding performance as much by operational performance relative to our industry peers as in absolute dollars per share and other typical measuring tools. This concept of placing significant emphasis on operational performance relative to our industry peers permeates our overall compensation plans and philosophy.

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We expect top-level performance from our management team even during downturns in our industry and during periods of Company expansion. Accordingly, the criteria that the Committee has established for our performance-based awards have been historically very challenging to achieve. Nevertheless, even in years for which we have incurred a net loss, our Company has often performed better than most of our industry peers. The Committee has considered these factors in evaluating our compensation plans and has made adjustments to the plans or discretionary awards to take into account our strong performance relative to the industry and our significant Company growth.

The Committee intends to continue its strategy of using programs that emphasize performance-based incentive compensation, with a goal to achieve an appropriate balance between our short and long-term performance and between our performance and stockholder return.

Benchmarking and Competitive Analyses

The Committee uses information gathered by analyzing the compensation levels and programs of a peer group and, in some cases, composite survey data compiled from unidentified companies of appropriate size and industry. The peer group serves as the chief point of comparison of the level and structure of executive pay, and is composed of companies similar to Sanderson Farms in size, median revenue, industry, geographic location, and/or performance. The Committee also uses data from a reference group of direct competitors that are considerably larger than Sanderson Farms as a comparator for components of executive pay, but not for pay levels. Selection of the peer and reference groups is based on the research of Willis Towers Watson with input from the Committee. Each year, Willis Towers Watson considers whether the composition of the peer and reference groups continues to be appropriate and if not, recommends changes. However, the Committee and Willis Towers Watson strive to minimize churn in the composition of the groups so that yearly comparisons remain stable.

The comparator groups yield information about the general level and components of pay for comparable executive positions at other companies. The Committee uses this information as a general guide in its deliberations, but it does not target our executive compensation levels at any point in the range established by the comparisons. Instead, the Committee bases its final decisions on its business judgment, which may be influenced by the median level of that range, as well as a variety of other factors discussed below. The companies comprising the comparator groups for fiscal year 2018 are shown below:

Peer Group	Reference Group
B&G Foods, Inc.	Dean Foods
Brown-Forman Corp.	Hormel Foods
Cal-Maine Foods, Inc.	Pilgrims Pride
Central Garden & Pet Company	Tyson Foods
Darling Ingredients, Inc.
Hain Celestial Group Inc.
JM Smucker Co.
Lancaster Colony Corp.
McCormick & Co.
Pinnacle Foods Inc.
Post Holdings, Inc.
Seaboard Corp.
Seneca Foods Corp.
Snyder’s-Lance Inc.
SunOpta, Inc.
Treehouse Foods Inc.
United Natural Foods Inc.

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For fiscal 2019, Snyder’s-Lance Inc. was removed from the peer group because it was acquired, and Dean Foods was moved from the reference group to the peer group.

The Compensation Committee Process and the Role of Management and Compensation Consultants

Both management and the Compensation Committee recognize the importance of maintaining sound principles for the development and administration of compensation and benefit programs. Our Compensation Committee has taken steps to significantly enhance its ability to carry out its responsibilities effectively, as well as to ensure that the Company maintains strong links between executive pay and performance. Examples of actions that the Committee has taken include:

●

Retained an independent compensation consultant, Willis Towers Watson, to advise on executive and director compensation issues. The Committee selected Willis Towers Watson after considering the qualifications and proposals of several consulting firm candidates and interviews of the candidates with the Committee chair. The Committee periodically re-assesses whether Willis Towers Watson continues to be an appropriate choice.

●	Met regularly in executive sessions with the compensation consultant and legal and accounting advisors without Company management present.

●	Maintained important features of our executive and director compensation programs, including:

[o]	Establishing a peer group for primary comparisons of the level and structure of executive and director pay;

[o]	Establishing a broader reference group of companies with a business environment similar to ours to assist in comparing the elements of executive and director compensation (not levels of pay);

[o]

Developing a long-term incentive program for executives designed to offer a variety of equity-based awards that are linked to stockholder value, and making adjustments to the program where necessary to take into account our significant Company growth and strong performance relative to our peers;

[o]	Implementing incentive programs to promote increased Company stock ownership by management and non-employee directors;

[o]	Instituting share ownership guidelines for both management and non-employee directors;

[o]	Adopting a compensation recoupment policy for incentive-based compensation, discussed below; and

[o]

Undertaking a formalized annual review of executive compensation packages with advice from the compensation consultant in light of market standards; company, industry, and officer performance; and individual merit.

The Committee has the sole authority to retain or terminate Willis Towers Watson (or any other compensation consultant) and to approve the consultant’s fees and other terms and conditions of its engagement. In April 2017, as in prior years, the Committee directly engaged Willis Towers Watson to review its executive compensation components and levels and recommend any changes for fiscal 2018 necessary to bring our programs in line with market standards or Company performance. This included an assessment of the composition of the peer and reference groups for 2018, a review of compensation trends, development of specific compensation recommendations, and a presentation of its report to the Committee. Willis Towers Watson also considered the design and effectiveness of the goal-setting

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methodology underlying our performance share and cash bonus plans. The Company paid Willis Towers Watson a fee of approximately $90,000 for all of this work.

In 2018, the Committee formally assessed the independence of its advisors, including Willis Towers Watson, based on specific information requested of the advisors, and determined that Willis Towers Watson and its other advisors are independent. The Committee will take measures to ensure that any future engagement of Willis Towers Watson by our Company does not impair Willis Towers Watson’s independence.

Typically, the Committee chair meets with representatives from Willis Towers Watson at the outset of any engagement to discuss the Committee’s goals and objectives and to outline the parameters of the review that Willis Towers Watson will undertake. Company personnel are sometimes present for those meetings as a liaison with management, and Willis Towers Watson uses Company personnel to gather internal information necessary for its work. The Committee chair also corresponds with Willis Towers Watson directly during an engagement as questions arise.

The CEO is the Committee’s chief source of information about the overall performance of the Company and of senior management. Therefore, the Committee or its chair typically meets privately with the CEO to seek his view of Willis Towers Watson’s recommendations and to receive his input about factors that the Committee might consider in making its determinations with respect to the COO and CFO, who are his direct reports. Although the CEO has substantial influence on the Company’s compensation and could contact or meet with Willis Towers Watson or the Committee if he chooses, he is not directly involved in the Committee’s decision-making process or in meetings with Willis Towers Watson.

When compensation questions arise for the Committee’s consideration, senior management may be present for Willis Towers Watson’s presentations and to answer any questions by directors. However, when the Committee sets levels and components of compensation, senior managers are ultimately excused from the meeting to permit the Committee to meet with Willis Towers Watson and legal and accounting advisors, and to deliberate and vote. The Committee may ask the CEO to be present for the deliberations on the compensation of the other named executive officers, but he is excused from the deliberations and vote on his own compensation.

The Compensation Committee may form and delegate its authority to subcommittees consisting only of persons who are members of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, none of the members of the Compensation Committee was an officer or employee of the Company and no member of the Committee is a former officer of the Company. In addition, during fiscal 2018, none of our executive officers served on the board of directors of any entity whose directors or officers served on our Board of Directors.

Elements of Executive Compensation

The compensation of our executive officers consists of the following elements:

●	Base Salary

●	Annual cash incentive (bonus) awards

●	Long-term equity incentive awards, including:

[o]	Restricted stock

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[o]	Performance shares

[o]	Management share purchase rights

●	In-service and post-employment benefits

●	Perquisites

The Committee has used these elements of compensation to create a flexible package that reflects the cyclical nature of the poultry business and can reward both the short and long-term performance of the Company and the individual. Each item of compensation is considered individually, followed by consideration of the overall package, with the goal of treating executives equitably and rewarding and incentivizing outstanding performance. Generally, the Committee does not consider the amounts realizable from prior compensation in setting future benefits. However, the Committee has restructured our long-term performance incentives to reflect more fairly the conditions in our industry when past awards have failed to vest because of cyclical downturns in the poultry market and inefficiencies stemming from our significant internal growth. This is discussed in more detail below.

The CEO’s 2018 total compensation, as reported in the Summary Compensation Table below, was approximately 193% and 244%, respectively, higher than the total compensation for the COO and CFO because of his higher level of responsibility within our Company and his more pervasive influence over our performance. The compensation of the COO and CFO was likewise approximately 229% and 180%, respectively, higher than the Secretary’s for the same reasons.

In 2015, we entered into new employment agreements with the CEO, the COO, and the CFO. As described in more detail below under “Discussion of Summary Compensation and Grants of Plan-Based Awards Table,” the 2015 agreements superseded substantially similar agreements that we entered into during 2009. The agreements provide those executives will remain employed until their agreements are terminated either by the Company or the executive for any reason. Among other benefits, the agreements provide for a severance payment to be paid to the officers if:

●	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

●	at or after a change in control, the officers are terminated without cause; or

●	the officers resign for good reason.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

●	the officer’s annual base salary in effect at the time of his termination, plus

●	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

The Committee believes these benefits are important officer retention tools that will protect the Company and its stockholders against an unexpected departure of our most senior management. In addition, the commitment to pay severance is counterbalanced by an agreement from the officers not to disclose confidential information about us during and after their employment, and not to engage in certain competitive activity during their employment and for two years after the termination of their employment for any reason other than poor performance. The Committee also believed it was crucial to structure the agreements so that, except in the case of a change in control, the officers will not be paid severance if they are terminated for poor performance.

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In the context of a change in control, the severance is not payable unless the officer is subsequently terminated without cause. This is sometimes referred to as a “double trigger.” In the case of a merger or other transaction that would allow our stockholders to profit from a sale of control of our Company, such provisions can help ensure that management will not be distracted in the transaction negotiations by concerns that they will be arbitrarily terminated by new management without any economic protection after the change of control is complete.

The agreements are discussed further below in the narrative following the table entitled, “Grants of Plan-Based Awards.”

Base Salaries

Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The Committee reviews the salaries of the named executive officers annually in October, with input from the outside compensation consultant, and makes final salary decisions at that time. Salary increases are based on an evaluation of Company performance, the individual’s performance, and the individual’s level of pay compared to the pay levels for similar positions in the peer group. Although the peer group suggests a range of competitive levels for base salaries, exact levels are determined by the Committee based on each executive’s merit. The Committee also takes into account years of service, responsibilities, our future growth plans, industry conditions, and our current ability to pay.

For fiscal 2018, the Committee determined to award 5% merit salary increases to the CEO, COO and CFO in light of our outstanding fiscal 2017 performance. The Committee also annually receives a recommendation from the CFO concerning the salary of Mr. Rigney, who reports directly to the CFO. For fiscal 2018, the Committee decided to increase Mr. Rigney’s salary by 19.7% to approximately $325,000, in light of our performance and to bring his salary closer to the 75th percentile for his position in the peer group. For more information about the factors the Committee considered in setting fiscal 2018 compensation, see the subsection below entitled “Evaluation of Executive Performance.”

The effective date for salary increases typically is November 1 of each year. Salary increases can also occur upon an individual’s promotion.

Annual Cash Bonus Awards

We maintain a bonus award plan under which our salaried employees, including the named executive officers, are eligible for fiscal year-end cash incentive awards equal to a percentage of their base salary based on the Company’s performance (Bonus Award Program). These awards are designed to reward short-term performance and the achievement of designated operational results. For officers and key management employees, the total award has two components: a percentage based on our achieving certain target earnings per share goals, and a percentage based on our operational performance versus our industry peers as measured by Agristats.

The earnings per share goals under the Bonus Award Program are set annually, and reflect our growth and ability to generate earnings. We have experienced significant growth in production capacity over the past 20 years, and our ability to generate earnings has likewise grown significantly. As a result, the earnings per share targets established under the Bonus Award Program have moved higher over time to reflect our increased earnings capacity.

We have historically performed at or near the top of the industry in operational measures, and the targets set for operational goals under the Bonus Award Program reflect our culture and expectations of achieving superior performance relative to our peers. However, it is possible that even if we operate at the top of the industry, we still might not achieve an acceptable level of profitability due to factors such as the cyclical nature of the industry, external forces that are beyond the control of management, and short-term inefficiencies from our significant internal growth. Unless we achieve at least an 8% return on

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average stockholders’ equity (computed after taking into account any bonus to be paid), no payments are made under the Bonus Award Program even if the operational targets are reached, and payments are not cumulative.

For fiscal 2018, the Committee established the maximum earnings per share goal by reference to an earnings level that would result in a 23% return on average equity. While the Committee recognizes that there are many factors beyond the control of management that might affect our ability to achieve these results, it has attempted to make the program competitive by awarding a relatively high percentage of salary payouts in years in which we achieve the plan’s aggressive targets. Likewise, the Committee sets aggressive targets when setting operational goals. The operational portion of the bonus is payable if the Company’s chickens rank in the top 30% of all chickens included in Agristats in bottom line profit per head. For participants to earn the top bonus, our chickens must rank in the top 10% of the industry.

The following table shows, for fiscal 2018, the percentage of base salary that the named executive officers were eligible to receive from each component of the bonus award.

2018 Bonus Award Opportunities

Position	Bonus Opportunity as Percentage of Base Salary from EPS Component	Bonus Opportunity as Percentage of Base Salary from Operational Component

CEO	100%	100%

COO	80%	80%

CFO	70%	70%

Secretary	40%	40%

The following table shows, for fiscal 2018, the earnings per share objectives and the corresponding percentages of the earnings per share component of a participant’s bonus award that could have been earned. The earnings per share component of the Bonus Award Program is based on our net income net of the bonus. The program provides that the earnings per share targets will be adjusted to reflect changes in the number of shares outstanding due to business combinations, recapitalizations, stock splits, or other changes in our corporate structure.

For 2018, the Committee set the earnings per share targets and implied return on equity level significantly higher than the previous year in light of tax benefits we realized under the Tax Cuts and Jobs Act.

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2018 Bonus Awards—EPS Component

Per Share Return ($)*	Percentage of EPS Based Award

16.13	100.0%

15.95	95.0%

15.78	90.0%

15.60	85.0%

15.43	80.0%

15.26	75.0%

15.08	70.0%

14.91	65.0%

14.73	60.0%

14.56	55.0%

14.41	50.0%

14.25	45.0%

14.10	40.0%

13.95	35.0%

13.80	30.0%

13.64	25.0%

13.49	20.0%

13.34	15.0%

13.18	10.0%

13.03	5.0%

*	Net of bonus and net of extraordinary, non-recurring income items not related to the fiscal year’s operations.

The following table shows, for fiscal 2018, the performance objectives based on our performance versus our industry peers as reported by Agristats and the corresponding percentages of the operational component of a participant’s bonus award that could have been earned.

2018 Bonus Awards—

Operational Performance Component

Agristats Ranking— Operating Profit per Head of Chicken Sold	Percentage of Operational Performance Based Award

Top 10%	100.0%

Top 20%	66 2⁄3%

Top 30%	33 1⁄3%

The following table shows, for the 2018 fiscal year, the maximum percentages of base salary that the named executive officers could have received under the Bonus Award Program. Actual cash awards for past years are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table that follows this Compensation Discussion and Analysis. In fiscal 2018,

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management did not earn any bonus because we did not achieve the minimum return on average equity, earnings per share, or operational performance levels.

2018 Bonus Award Payments

Position	Maximum Bonus Award Opportunity as a Percentage of Base Salary	Percentage of Base Salary Actually Earned under Bonus Award Program	Dollar Amount of Actual Awards

CEO	200%	0%	$0

COO	160%	0%	$0

CFO	140%	0%	$0

Secretary	80%	0%	$0

The Committee normally reviews and reconsiders the Bonus Award Program each January, along with the maximum bonus opportunities, the performance criteria under the program, and the earnings per share targets for the then-current fiscal year. As part of its review, it receives reports from the outside compensation consultant concerning the level of similar short-term cash incentives paid by the peer group companies. It also receives management’s recommendations as to the appropriate targets for earnings per share and operational performance based on management’s estimates of what would qualify as superior performance.

The Committee generally adopts the program in January for the current fiscal year. The parameters of the program and the performance criteria are then communicated to the participants. In general, once the Committee adopts the program, the bonus awards are determined solely according to the program criteria and are not subject to the discretion of the Committee. The program does provide that adjustments can be made to awards in the event of extraordinary operating conditions, errors in Agristats reporting or significant changes in the number of Agristats participants, changes in law or accounting procedures, or substantial and unforeseen fluctuations in sales pounds or dollars during the year. Bonuses earned for a completed fiscal year are usually paid in December following that fiscal year.

Long-Term Equity Incentive Awards

Equity-based compensation and ownership ensures that our executive officers and directors have a continuing stake in the long-term success of the Company. Generally, the Committee considers equity incentive awards to the named executive officers each October as part of its annual evaluation of executive pay. The awards, if made, usually become effective in November at the start of the Company’s new fiscal year.

Under the Stock Incentive Plan, the Board may grant restricted stock, performance shares, stock options, stock appreciation rights, phantom stock, management share purchase rights, and other stock-based awards. Since its inception in 2005, awards to the named executive officers under the plan have consisted only of restricted stock, performance shares, and management share purchase rights. The Committee strives to be conservative in the rate of usage, or run rate, of shares under the Stock Incentive Plan.

The Committee, with input from Willis Towers Watson, makes specific grants by comparing each executive’s current long-term incentive levels with the market range established by published survey and peer proxy statement data. Based on market studies, it identifies a typical multiple of the base salary for the individual’s management level that his or her long-term incentives should represent. These multiples are reconsidered annually based on the then-current market data. For fiscal 2018, the multiples were 325% for the CEO, 170% for the COO, 160% for the CFO, and 60% for the Secretary. In the case of the Secretary, the multiple is applied to the average salary for all positions at the same management level.

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The multiple of the officer’s salary yields a target annual long-term incentive award level that is then converted into a recommended number of shares to be awarded using the approximate stock price quoted on NASDAQ at that time. As discussed above, the Committee also bases its final decisions as to the award level on factors such as individual merit, responsibilities, individual and Company performance, and the dilutive effect of the award on our stockholders. The Committee then divides the total recommended share award equally between performance shares and restricted stock.

All of our restricted stock and Management Share Purchase Plan agreements provide that stock awarded under those plans will become fully vested in the event of a change in control of our Company and fully or partially vested upon certain other events, as described more fully in the “Potential Payments Upon Termination or Change-in-Control” section below. These provisions were adopted because they are customary for equity incentive awards of those types and because the Board of Directors deemed them to be reasonable and fair to our management. In the context of a merger or other transaction that would allow our stockholders to profit from a sale of control of our Company, such provisions can help ensure that management will not be distracted in the transaction negotiations by concerns that the value of their awards will decline after the change of control is complete. The potential payments under these provisions played no part in the Committee’s decisions regarding other elements of our executive compensation.

Restricted Stock

Shares of restricted stock are shares granted subject to a vesting period during which the shares may not be transferred. All of our restricted stock awards have a vesting period of four years. The CEO, COO, CFO, Secretary, and certain other salaried employees of the Company received restricted stock as part of their long-term incentive award in November 2017 for the 2018 fiscal year. The fiscal 2018 restricted stock generally will vest on November 1, 2021, as long as the holder remains continuously employed by us during the restricted period.

Recipients of restricted stock have all the rights of a stockholder of the Company, including voting rights and the right to receive dividends, beginning on the grant date. In the event a recipient forfeits shares of restricted stock before such shares vest, the shares are cancelled.

Performance Shares

Performance shares provide a material incentive to executives by offering potential increased stock ownership in the Company tied directly to our stockholders’ return. The CEO, COO, CFO, Secretary, and certain other salaried employees received performance share grants as part of their long-term incentive awards in November 2017. The performance share program entitles the holder to earn shares of Sanderson Farms common stock if we achieve certain relative levels of performance on stockholder return over a multi-year period following the grant, as long as the holder remains continuously employed by us until the end of the performance period and any additional vesting period. The length of the performance period reflects the cyclical nature of the poultry business, and is designed, generally, to measure our performance over an industry cycle. Currently, the performance period is two years and there is an additional one-year service-based vesting period before the shares are issued.

Performance shares carry no dividend or voting rights until they are issued after achievement of the performance objectives and the expiration of any additional vesting period.

The Board of Directors may pay earned performance shares in cash, shares of Sanderson Farms common stock, or in a combination of both. Once the performance criteria are established and the awards are granted, the payment of earned shares is generally not subject to the discretion of the Committee or the Board, but adjustments can be made in limited circumstances.

Performance share awards are made in a target amount of shares based on our average return on equity (ROE) and a target amount based on our average return on sales (which we call ROS). The award

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establishes three possible non-discretionary percentages of those target amounts that the recipient could actually receive, depending on our actual performance measured at the end of the performance period.

Because the performance goals are based on our historical performance, years of past outstanding company performance can make the performance goals challenging to achieve in future years. In 2018, the Committee determined to lower the threshold performance goal to correspond to the 33rd percentile of Company performance over 26 two-year periods, instead of at the 50th percentile which it had previously used. The Committee was concerned that the performance goals were overly aggressive since the performance shares were not paying out even in some years of strong company performance. Willis Towers Watson therefore recommended the change to make the plan more effective in rewarding our managers. The target level represents the 65th percentile of performance during the historical measurement period and the maximum level represents the 83rd percentile. The 2018 performance share awards were structured as follows:

2018 Performance Share Criteria

Measure	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

ROE	50%	8.0%	14.8%	24.4%

ROS	50%	1.7%	4.0%	6.6%

If our average ROE or average ROS is otherwise between the threshold and maximum percentages, the number of performance shares for which the award recipient is eligible will be calculated using a straight-line interpolation. If average ROE or ROS is less than the threshold, the recipient will not be entitled to receive any shares of that portion of the target award measured by that metric.

Average ROE is equal to the mathematical average of the net return on average equity for each of the two years in the performance period. Net return on average equity is computed by adding together stockholders’ equity at the beginning and end of each fiscal year on our audited financial statements and dividing by two. The resulting number is then divided into net income for the fiscal year as reported on our audited financial statements to reach net return on average equity for the year. Average ROS is equal to the mathematical average of the net return on net sales for the two years in the performance period. Net return on net sales is computed by dividing net income by net sales, as both numbers are reported on our audited financial statements for the year.

The performance criteria for the fiscal 2019 awards were established as follows:

2019 Performance Share Criteria

Measure	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

ROE	50%	8.1%	15.7%	24.1%

ROS	50%	1.9%	4.3%	7.1%

Since the inception of the Stock Incentive Plan, we have granted 14 cycles of performance shares, one for each of the fiscal years from 2006 through 2018. Eight of those cycles of performance shares have been earned. The Committee determined in December 2017 and 2018, respectively, that the fiscal 2016 and 2017 shares were earned at the levels shown in the table below. The fiscal 2017 shares are subject to an additional one-year holding period before they are paid out. There are two additional long-term performance share cycles currently in place under our performance share plan, and the payouts on those awards, if achieved, will occur at the end of fiscal 2020 and 2021.

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Performance Shares Earned

		Performance Criteria
		Threshold (50% Payout)		Target (100% Payout)		Maximum (200% Payout)		Actual Company Performance
Performance Period	Payout Date[1]	ROE	ROS	ROE	ROS	ROE	ROS	ROE	ROS

11/1/15-10/31/17	10/31/2018	9.7%	3.0%	12.6%	3.6%	23.2%	5.1%	19.18%	7.54%

11/1/16-10/31/18	10/31/2019	9.9%	3.3%	13.8%	3.8%	24.8%	5.7%	12.84%	5.13%

(1)	The Committee on December 27, 2018, determined that the fiscal 2017 awards were earned, but the awards are subject to an additional one-year vesting period before they will be paid out.

The following table shows the number of shares actually earned by each named executive officer according to the percentage payouts reflected in the table above.

	Performance Period Ending 10/31/2017		Performance Period Ending 10/31/2018
Position	Target Award (#)[1]	Actual Shares Earned (#)[2]	Target Award (#)[1]	Actual Shares Earned (#)[2]

CEO	30,000	54,306	26,000	33,533

COO	7,750	14,029	6,750	8,706

CFO	6,250	11,314	5,500	7,095

Secretary	1,275	2,308	1,000	1,291

(1)	50% of the target amount of shares is allocated to the ROE component and 50% is allocated to the ROS component.
(2)

This number is obtained by multiplying the percentage of the payout achieved for each of the two components of an award and adding the result. For example, the CEO’s award earned in 2017 was calculated as follows: ROE component: (100% x 15,000) + (62.04% x 15,000) = 24,306; ROS component: (100% x 15,000) + (100% x 15,000) = 30,000; 24,306 + 30,000 = 54,306.

Management Share Purchase Rights

Under our Management Share Purchase Plan, executive officers and other key employees may elect to reduce their annual base salaries by up to 15% and their bonuses earned under the Bonus Award Program by up to 75% and instead receive those amounts in the form of restricted stock at the current market price. The Company matches 25% of the employee’s contribution to the plan to grant additional shares. The shares purchased or granted through the plan generally vest on the third anniversary of their acquisition by the participant. Recipients of the shares purchased or granted have all the rights of a stockholder during the restricted period. If the shares fail to vest, any dividends paid on the Company matched shares must be returned to us. In fiscal 2018, the Secretary was the only named executive officer who participated in the plan. You can find more information about the plan in the narrative accompanying the Grant of Plan-Based Awards table, below.

In-Service and Post-Employment Benefits

Employee Stock Ownership Plan

As mentioned above, we believe strongly in aligning the interests of management with those of our stockholders. We were among the first in our industry to adopt an Employee Stock Ownership Plan, and each of the named executive officers participates in the plan on the same basis as all of our other

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employees. Participants are automatically enrolled in the plan after one year of service and become fully vested after six years. We contribute funds to the plan in profitable years, and on October 31, 2018, we contributed $2.0 million to the plan for the 2018 fiscal year.

401(k) Retirement Plan

We sponsor a 401(k) retirement plan. During fiscal 2018, the plan was available to all of our employees after one year of service. Effective with our 2018 fiscal year, participants may contribute to the plan after 90 days of service. The named executive officers participate on the same basis as all other employees. Eligible employees may contribute up to 15% of their salary to the plan through payroll deductions. We began matching employee contributions to the plan in 2000, and for employees with one year of service, we match 100% of an employee’s contribution up to 3% of his or her salary, and 50% of such contribution that exceeds 3% but does not exceed 5% of his or her salary. Sanderson Farms common stock is not an investment option under the plan.

Other Benefit Plans

We provide other benefits such as medical, dental, and long-term/short-term disability (up to 66 2/3% of salary not exceeding $180,000 per year in long-term disability payments) coverage, as well as vacation and other paid holidays. Beginning with our 2001 fiscal year, we began paying premiums on term life insurance policies for all employees. The death benefit under these policies depends on the amount of the employee’s annual salary, up to a maximum benefit of $100,000 and a minimum of $50,000 for salaried employees. These benefit programs are comparable to those provided at other large companies. They are designed to provide certain basic quality of life benefits and protections to our employees and at the same time enhance our attractiveness as an employer.

In 2008, the Committee adopted a Supplemental Disability Plan for the CEO. The plan provides that if the CEO becomes disabled as defined in our long term disability plan for all our salaried employees, he will receive a monthly benefit equal to 66 2/3% of his salary beginning one year from the date of disability and continuing for 12 months. (Before age 70, payments would have continued until the date that he received five years of payments or his 70th birthday, whichever occurred first.) This is the same benefit that is provided to all participants in our long term disability plan who are 60 years or older. Participants who become disabled before their 60th birthday would receive the benefit until they reach age 65. The Committee adopted the supplemental plan because our long term disability plan places an annual dollar limit on the benefit that participants can receive, which would have resulted, if the CEO became disabled at the time the supplemental plan was adopted, in a benefit to him of only 26% of his then current salary. The employment agreements that the Company entered into with the COO and CFO in 2009 (and again in 2015) made those officers participants in the supplemental plan.

The Company’s portion of the cost of health benefits provided in the 2018 fiscal year for the named executive officers was as follows:

2018 Health Benefits

Officer	Cost to Company of Active Health Benefits

CEO	$9,220

COO	$9,220

CFO	$9,220

Secretary	$9,220

All employees may elect to continue participating in our health benefit plan following their retirement, but they must pay 100% of the premium cost.

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In rare instances, we have continued, because of the applicable circumstances, to pay the base salaries of certain key employees for a short period of time after their deaths. None of those employees served at any time as an executive officer of Sanderson Farms. However, the employment agreements we entered into with the CEO, COO, and CFO provide that we will continue to make base salary payments to their designated beneficiary or estate for a period of one year from the date of the officer’s death.

The 401(k) contribution, health plan, and life insurance premiums, as well as dividends paid on restricted stock and matching charitable contributions, each as disclosed in the proxy statement, are ratified by the Committee in January of the year following the year for which they were made. The Board of Directors approves the annual ESOP contribution, if any, in October of each year.

Perquisites

We provide certain perquisites to our executives, which consist primarily of personal use of our Company aircraft by the CEO and his immediate family. This perquisite provides flexibility to the CEO and increases travel efficiencies, allowing more productive use of executive time, in turn allowing greater focus on Sanderson Farms-related activities. The Company also permits the COO and CFO to use Company aircraft in times of family or other emergencies. In some cases, the Company also permits and pays for the named executive officers’ spouses to accompany them on the corporate aircraft. The amounts of these perquisites are ratified by the Committee in January of the year following payment. More detail on our perquisites may be found in the narrative following the Summary Compensation Table, below.

Compensation Recoupment Policy

In October 2010, the Committee adopted a policy requiring the Board or the Committee to seek to recoup incentive-based compensation paid to our directors, executive officers or other personnel whenever required by law or the rules of the NASDAQ Stock Market. In addition, the Board or the Committee, in its discretion, may determine, as a result of a restatement of our financial statements or misconduct that adversely affects us by a member of our management executive committee or a director, to take such actions it deems necessary or appropriate and in our best interests with respect to the executive committee member, or the director in the case of director misconduct, to address the restatement or misconduct. Such actions may include, to the extent permitted by law and our charter and by-laws:

●	Requiring the executive or director to repay some or all of any incentive compensation paid, including bonus, performance shares, or restricted stock;

●	Requiring the executive or director to repay gains realized on the exercise of stock options or the sale of vested stock;

●	Cancelling all or part of the executive’s or director’s incentive awards;

●	Adjusting the executive’s or director’s future cash or non-cash compensation or fees, as applicable;

●	Terminating the executive or seeking to remove the director; or

●	Initiating legal action against the executive or director.

The recoupment policy is in addition to the authority under the Stock Incentive Plan to cancel awards or recoup the value of shares in the event of detrimental activity by the participant.

Stock Ownership Guidelines; Hedging and Pledging

In October 2004, the Committee recommended and the Board of Directors adopted non-binding stock ownership guidelines for our management, in an effort to encourage increased ownership of our

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Company by key employees and directors. Willis Towers Watson has periodically reviewed the guidelines and in 2013, at Willis Towers Watson’s recommendation, the Committee determined to recalculate the guidelines for officers using fiscal 2014 salaries. We believe that these guidelines are reasonable to achieve and will be a long-term benefit to all of our stockholders by helping to align management and stockholder interests. They also encourage officers and directors to hold purchased shares and vested option shares, restricted stock, and performance shares, as applicable, for long-term investment. “Stock ownership” includes stock owned directly, indirectly through the 401(k) plan or Employee Stock Ownership Plan, restricted stock, and earned performance shares. The guidelines are based on a multiple of base salary and director annual retainer fees, and are set forth in the table below. As of our 2018 fiscal year, each named executive officer and all except our three newest directors had exceeded the guidelines below.

Stock Ownership Guidelines

Position	Base Salary/ Average Annual Retainer	Desired Ownership Multiple	Share Guideline

CEO	$1,362,984	6	125,351	[1]

COO	$665,004	4	40,772	[1]

CFO	$569,832	4	34,937	[1]

Secretary	$214,992	3	9,886	[1]

Director	$25,000	8	4,000

(1)	In recalculating ownership guidelines in 2013 for the named executive officers, the Committee used $65.24 per share, which was the approximate share price at the time.

It is Sanderson Farms’ policy that our directors and all employees, including the named executive officers, not buy and sell or sell and buy Sanderson Farms stock on a short-term basis (i.e., shares must be held for a minimum of six months). Employees and directors may not purchase Sanderson Farms stock on margin, buy or sell put or call options linked to Sanderson Farms stock, or hold Company securities in a margin account. Finally, employees and directors may not pledge Company securities as collateral for a loan, although an employee or director can request a waiver of this policy where he or she can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities.

Tax and Accounting Considerations

For income tax purposes, we may not deduct any portion of compensation that is in excess of $1 million paid in a taxable year to the CEO and certain other highly paid executives. In 2017 and prior years, this rule did not apply to compensation that qualified as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). Our Bonus Award Program and certain awards we may make under our Stock Incentive Plan, like the performance shares, are based on the Company meeting specified performance criteria. However, Section 162(m) of the Code required that the performance criteria and material terms of these plans be approved by our stockholders every five years and that we comply with certain other requirements in order for awards to meet the definition of “performance-based” and thus be fully deductible. While the Committee generally strives to structure employee compensation in order to preserve maximum deductibility, it made from time to time awards that did not meet the Code’s definition of “performance-based compensation.” For example, we did not qualify our Bonus Award Program under Section 162(m) because Section 162(m) would have required us to remove certain discretionary features of the program that we believe are critical for management retention, and therefore are in the best interest of our stockholders.

Under the federal Tax Cuts and Jobs Act signed into law on December 22, 2017, the performance-based pay exception to Section 162(m) was eliminated, but a transition rule may allow the exception to continue

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to apply to certain performance-based compensation payable under written agreements that were in effect on November 2, 2017.

In the first quarter of our 2006 fiscal year, we adopted Revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (FAS 123(R)). FAS 123(R) requires all share-based payments to employees, including grants of employee stock options, restricted stock and performance shares, to be recognized in our income statement based on their fair values. Before the adoption of FAS 123(R), we accounted for share-based payments to employees using an intrinsic value method and, therefore, we generally recognized no compensation cost for employee stock options. Based upon the provisions of FAS 123(R), we are required to accrue stock-based compensation expense as it is earned. This change in accounting rules has influenced the Committee to make restricted stock and performance share awards in lieu of option awards. Other factors that have made restricted stock and performance share awards more attractive than option awards include their generally smaller dilutive effect and the performance incentive they provide even in times when our stock price is depressed.

For 2018, the Committee set the earnings per share targets and implied return on equity level significantly higher than the previous year in light of tax benefits we realized under the Tax Cuts and Jobs Act.

Evaluation of Executive Performance

In evaluating the performance of the individual named executive officers before setting or adjusting compensation, the Committee and the Board of Directors do not rely solely on predetermined formulas. Rather, they focus on those officers’ individual objectives. The Committee evaluates the CEO’s performance in consultation with the Board, and it evaluates the other named executive officers with the input of the CEO.

In 2017, the Committee based its decisions for fiscal 2018 compensation on the assessment of the Company’s fiscal 2017 performance and the named executive officers’ objectives and strategies, as follows:

●

Fiscal 2017 was an outstanding year of Company performance by many measures. We had record sales of $3.3 billion, an increase of 18.7% over fiscal 2016. Driving our fiscal 2017 results were improved market prices for products sold to food service customers, continued strong demand for chicken at retail grocery stores, slightly improved demand from the export markets, and increased volume. These factors resulted in record earnings per share for our Company of $12.30.

●

Our operational performance measured by bottom line profit per head of chicken sold as reported by Agristats placed in the top 20% of the industry. Our margins resulted in a bonus being earned under our cash bonus program by all executive officers and key managers in the Company.

●

Our sales volume increased in part because our Palestine, Texas, facility ran at full capacity during fiscal 2017, and management steadily increased production at our newest plant in St. Pauls, North Carolina.

●

While the overall prices we paid for feed grains, our primary cost, were higher compared to fiscal 2016, we had slightly lower feed costs per pound of processed chicken due to changes we made in the formulation of our feed and other efficiencies our management achieved in the performance of our flocks.

●	We returned a record $46.4 million in regular and special dividends to our stockholders.

●	We ended the fiscal year with no debt on our balance sheet and stockholders’ equity of $1.433 billion, allowing us to continue to fund new facilities from our cash on hand.

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●

We continued to develop and implement our organic growth strategy. We began construction during fall 2017 on sites located in Smith and Wood Counties, Texas of a new feed mill, hatchery, processing plant, and waste water treatment facility.

●

We successfully negotiated a new revolving credit facility with our lenders to, among other things, increase our borrowing capacity from $750 million to $900 million. The credit facility remains unsecured and carries favorable terms.

●

Our management team continued to invest in and implement the latest and most efficient technology available in our industry at our facilities, not only to reduce our operating costs, but also to conserve natural resources.

●

The CEO was very pleased with the performance of our named executive officers in fiscal 2017, and felt they should be recognized for the Company’s record performance. In particular, he pointed out to the Committee our record sales in 2017 and our outstanding return on equity compared to our peers. He also highlighted the time commitment our senior management has made to engage directly with stockholders around the country.

●

In light of the CEO’s evaluation of the named executive officers, our Company’s performance, and the fact that our top three executives had not had a salary increase at the end of fiscal 2016, the Committee determined to award the CEO, COO, and CFO a 5% merit increase in base salary. The Committee also approved an increase in Secretary’s salary to $325,000.

●

In making the determinations above, the Committee noted our stockholders had approved our executive compensation in our previous four annual Say-on-Pay votes by at least 97.0 percent of the votes cast. Additionally, it noted that our pay and performance are very well aligned, with the CEO’s three-year realizable pay ranking in the 91st percentile of the peer group for CEO positions, and our total shareholder return for the same period ranking the highest in the peer group.

In 2018, the Committee considered the following factors in setting 2019 compensation:

●

Fiscal 2018 was a challenging year for our Company. Poultry market prices, especially for the products we produce for foodservice customers at our plants that process a larger bird, fell to record lows in our fourth fiscal quarter. Even in that challenging pricing environment, we had revenues for the year of $3.2 billion and net income of $61.4 million, or $2.70 per share.

●

We processed a record 4.503 billion pounds of dressed poultry, an almost 5% increase compared to 2017. Our volumes increased in part because management successfully brought our new plant in St. Pauls, North Carolina, to full production during the year.

●

We continued to execute our strategic plan by nearing completion, on schedule, of our newest poultry complex in Tyler, Texas. At full production, this complex will have the capacity to process 1.3 million chickens per week for retail chill pack customers and will employ approximately 1,700 people. We expect operations to begin in the first calendar quarter of 2019. The additional capacity will provide new marketing opportunities and enhance our ability to increase revenues and earnings and build long-term value for our stockholders.

●

Though our grain costs were slightly higher than in 2017, our managers were able to keep feed cost per pound of chicken processed relatively flat by making improvements in our feed, which resulted in better feed-to-weight conversion in our birds.

●

We returned $29.0 million in dividend payments to our stockholders and were able to offset dilution from our stock incentive awards by repurchasing over 823,385 outstanding shares of our common stock. We ended the fiscal year with no debt on our balance sheet.

Sanderson Farms | 2019 Proxy Statement 45

●

Because of challenging market conditions and the rigorous earnings per share goals in our 2018 Bonus Award Program, no cash bonuses were earned. Additionally, the CEO, COO and CFO conveyed to the Compensation Committee in Fall 2018 that considering our 2018 results and the current industry downcycle, they did not expect a salary increase for fiscal 2019. The Committee determined to hold their salaries stable, but did award a 3% increase to the Secretary, to bring his salary closer to the 75th percentile for his position.

●

On the recommendation of Willis Towers Watson, the Committee increased by 5% the multiples used to calculate long-term equity incentive awards for the COO, CFO, the Secretary and certain other senior managers The Committee made equity awards to all of the named executive officers to incentivize them and continue to align their interests with those of our stockholders.

●

In making its compensation decisions, the Committee considered that our total shareholder return for the last three years was between the median and the 75th percentile of the peer group. Additionally, the CEO’s realizable pay was positioned at the 92nd percentile of the peer group, which was fairly well aligned with our total stockholder return during the same period at the 69th percentile of the peer group for CEO positions.

Based on the assessment detailed above, the Committee approved the following compensation for the named executive officers for fiscal 2019.

Fiscal 2019 Compensation Actions

Position	Salary	Percent Increase	Number of Shares of Restricted Stock	Grant Value of Restricted Stock Awards	Target Number of Performance Shares	Grant Value of Target Performance Share Awards	Maximum Bonus Award Opportunity as a Percentage of Base Salary

CEO	$1,518,300	0%	23,500	$2,401,230	23,500	$2,401,230	200%

COO	$740,722	0%	6,250	$638,625	6,250	$638,625	160%

CFO	$634,752	0%	5,000	$510,900	5,000	$510,900	140%

Secretary	$334,740	3%	925	$94,517	925	$94,517	80%

Elements of compensation paid for the 2018 fiscal year are set forth in the Summary Compensation Table, below.

Director Compensation

The Nominating and Governance Committee is charged with recommending all cash and non-cash compensation of our non-employee directors. Willis Towers Watson reviews and reassesses our director pay periodically and makes recommendations to the Nominating and Governance Committee.

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Our non-employee directors received cash fees for their service on the Board and its committees in fiscal 2018 as set forth below:

Director Cash Fees

	Amount
Annual Stipend	$25,000
Each Board of Directors meeting attended in person	$7,500
Each telephonic Board of Directors or Board committee meeting attended	$1,000	(1)
Each committee meeting attended in person, not in conjunction with a Board meeting	$6,000
Received annually by Audit Committee Chair	$15,000
Received annually by Compensation Committee Chair	$12,500
Received annually by Nominating and Governance Committee Chair	$10,000
Received annually by the Lead Independent Director	$20,000

(1)

We also pay this fee to directors who join telephonic committee meetings by invitation, even though they are not committee members. If a telephonic committee meeting is held in conjunction with a telephonic full Board meeting, only one $1,000 fee is paid for directors who participate in both calls.

In October 2018, Willis Towers Watson reassessed our director pay and determined our director pay levels and structure are appropriate, except it recommended that the Lead Independent Director’s annual retainer be increased to $25,000, closer to the median of our peer group. We paid Willis Towers Watson a fee of $15,000 for this work.

The Nominating and Governance Committee also retained Willis Towers Watson to assess whether it was appropriate to pay a one-time $12,000 supplement to each of our committee chairs in light of their increased participation in our stockholder engagement program in 2018. Willis Towers Watson determined the proposed amount, which aligned with our fees paid for committee meetings not held in conjunction with a Board meeting, was reasonable.

Non-employee directors receive an annual grant of restricted stock having a dollar value of $150,000. The annual grants have staggered one, two or three-year vesting periods, corresponding to the expiration of a director’s three-year term. These awards combined with the cash fees achieve an approximately 60-40 percent equity and cash pay mix.

The Nominating and Governance Committee recommended and the Board has approved an annual allowance of up to $10,000 per outside director to attend continuing education seminars related to corporate board of directors service and other topics relevant to the Company. The chairman of our Nominating and Governance Committee must pre-approve the particular seminar requested by a director for reimbursement.

Non-employee directors may participate in the Management Share Purchase Plan by reducing their director fees by up to 100% and instead receiving those amounts in the form of restricted shares of Sanderson Farms common stock. The Company matches 25% of the director’s contribution to grant additional restricted shares. Restricted shares held through the plan generally vest on the third anniversary of their acquisition by the director, as long as, with respect to the matching portion, he or she has served on the Board continuously through that date.

Non-employee directors may also participate in the Company’s medical plan, but they must pay 100% of the premium cost with after-tax dollars.

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More information about the actual compensation paid to non-employee directors is set forth in the Director Compensation table, below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of our 2019 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement for 2019.

The Compensation Committee:

John H. Baker III	Robert C. Khayat
Fred Banks, Jr.	Phil K. Livingston
Toni D. Cooley (Vice Chair)	Gail Jones Pittman (Chair)
Beverly Wade Hogan

2018 CEO Pay Ratio

In accordance with SEC rules, for 2018, we determined the annual total compensation of our median compensated employee and present a comparison of that annual total compensation to the annual total compensation of our Chairman and CEO, Joe F. Sanderson, Jr.

●	The 2018 annual total compensation of Mr. Sanderson was $4,235,386.

●	The 2018 annual total compensation of our median compensated employee was $34,138.

●	Accordingly, the ratio of Mr. Sanderson’s annual total compensation to the annual total compensation of our median compensated employee for 2018 was 124 to 1.

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of the SEC’s Regulation S-K.

Determining our Employee Population

To calculate this pay ratio, we began by identifying a median compensated employee for whom 2018 annual total compensation could be ascertained. We determined a median compensated employee by collecting compensation data for all employees. All of our employees currently reside in the United States. We excluded from this population independent contractors and other individuals classified as non-employees in their respective jurisdictions based on our employment and payroll tax records.

In total, we collected compensation data for approximately 15,088 full-time and part-time employees residing in the United States.

Determining the Median Compensated Employee

To identify our median compensated employee, we used “Total Cash Pay” as our compensation measure, which, for these purposes, equaled the amount of base salary and/or wages, plus any overtime, vacation pay, and cash bonuses. We identified the median compensated employee from our employee population described above as of October 31, 2018, using Total Cash Pay earned and paid from November 1, 2017 through October 31, 2018. We did not annualize Total Cash Pay for any employees and did not make any cost-of-living adjustments.

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Our “median compensated employee” is an individual who earned Total Cash Pay at the midpoint, that is, the point at which half of the employee population other than the CEO earned more Total Cash Pay and half of the employee population earned less Total Cash Pay.

Determining 2018 Annual Total Compensation

We determined 2018 annual total compensation for our median compensated employee by obtaining compensation data for this employee for 2018 consistent with the methodology we use to calculate total compensation for 2018 as it appears in the 2018 Summary Compensation Table. Accordingly, it includes Total Cash Pay earned and paid from November 1, 2017 through October 31, 2018, 401(k) matching contributions, ESOP contributions and term life insurance premiums paid by the Company. In addition, for purposes of calculating the CEO pay ratio, SEC rules permit us to include in annual total compensation any compensation and benefits made available to employees broadly. We elected to include amounts representing medical insurance premiums paid by the Company in determining the 2018 annual total compensation of our median employee.

We determined 2018 annual total compensation for Mr. Sanderson using the amount reported in our 2018 Summary Compensation Table, increased to include medical insurance premiums paid by the Company.

Executive Compensation Tables

The table below includes information about compensation paid to or earned by our named executive officers for our fiscal years ended October 31, 2016, 2017 and 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joe F. Sanderson, Jr., Chairman of the Board of Directors and Chief Executive Officer	2018	1,518,300	—	2,482,853	—	0	—	225,013	4,226,166
	2017	1,446,000	—	2,381,860	—	2,410,000	—	402,351	6,640,211
	2016	1,446,000	—	2,085,300	—	0	—	277,799	3,809,099

Lampkin Butts, President and Chief Operating Officer	2018	740,772	—	629,978	—	0	—	72,352	1,443,102
	2017	705,504	—	618,368	—	940,672	—	110,380	2,374,924
	2016	705,504	—	538,703	—	0	—	111,537	1,355,744

Mike Cockrell, Treasurer and Chief Financial Officer	2018	634,752	—	518,805	—	0	—	74,358	1,227,915
	2017	604,536	—	503,855	—	705,292	—	98,013	1,911,696
	2016	604,536	—	434,438	—	0	—	95,332	1,134,306

Tim Rigney, Secretary and Controller	2018	324,996	—	96,350	—	0	—	17,202	438,548
	2017	271,416	—	91,610	—	180,944	—	34,298	578,268
	2016	258,492	—	88,625	—	0	—	29,398	376,515

(1)

Includes, for Mr. Rigney, $4,800 for fiscal 2016, $4,800 for fiscal 2017, and $4,800 for fiscal 2018 allocated to the Company’s Management Share Purchase Plan, as described in the Grant of Plan-Based Awards table, below.

(2)

This column reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Performance shares are reflected in the table at values based upon the probable outcome of the performance conditions as of the grant date. Because the Company was unable to determine the probable outcome of the performance conditions for the performance

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shares as of the grant date, the performance shares are reflected in the Summary Compensation Table at no value. The values of performance shares at the grant date, assuming the highest level of performance conditions is achieved, are as follows:

Name	Year	Grant Date Value of Performance Shares Assuming Maximum Performance
Mr. Sanderson	2018 2017 2016	$ 4,965,706 $ 4,763,720 $ 4,170,600
Mr. Butts	2018 2017 2016	$ 1,259,956 $ 1,236,736 $ 1,077,405
Mr. Cockrell	2018 2017 2016	$ 1,037,610 $ 1,007,710 $ 868,875
Mr. Rigney	2018 2017 2016	$ 192,700 $ 183,220 $ 177,251

(3)	Consists of amounts earned under the annual Bonus Award Program.

The amounts included in the table above under “All Other Compensation” consist of the following:

All Other Compensation

Name	Year	Matching Charitable Contributions ($)	Dividends Paid on Restricted Stock ($)	401(k) Matching Contribution ($)	ESOP Contribution[1] ($)	Term Life Insurance Premium ($)	Perquisites[2] ($)	Accidental Death Premium ($)
Mr. Sanderson	2018 2017 2016	7,500 5,000 10,000	122,240 226,950 161,975	10,800 10,600 10,600	1,499 15,819 12,019	183 152 183	82,781 143,824 83,010	10 6 12
Mr. Butts	2018 2017 2016	6,000 5,000 5,000	31,680 59,160 62,225	10,800 10,600 10,600	1,499 15,819 12,019	183 198 272	22,178 19,596 21,403	12 7 18
Mr. Cockrell	2018 2017 2016	2,500 2,500 2,730	25,600 47,430 50,350	10,800 10,600 10,600	1,499 15,819 12,019	272 272 272	33,669 21,381 19,343	18 11 18
Mr. Rigney	2018 2017 2016	0 0 0	4,613 7,596 7,045	10,800 10,600 10,339	1,499 15,819 11,724	272 272 272	0 0 0	18 11 18

(1)	Allocations to the officers’ plan accounts have been estimated by the ESOP administrator.
(2)

The amounts for Mr. Sanderson include the aggregate incremental cost to the Company of his personal use, or use by his immediate family, of Company and charter aircraft of $82,219 of such costs for fiscal 2016, $90,432 for fiscal 2017, and $82,191 for fiscal 2018. The amounts shown for Mr. Butts include $16,133 of such costs for fiscal 2016, $8,095 for fiscal 2017, and $10,853 for fiscal 2018. The amounts shown for Mr. Cockrell include $18,491 of such costs for fiscal 2016,

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$21,311 for fiscal 2017, and $33,669 for fiscal 2018. These amounts were calculated by taking into account the direct variable operating cost of a personal trip on an hourly basis, including all costs that may vary by the hours flown, but excluding fixed costs incurred for the overall ownership and staffing of the aircraft. Variable costs include fuel and oil; travel, lodging and other expenses for the crew; the prorated amount of repairs and maintenance; catering; landing fees and permits; insurance required for a particular flight; crew overtime; telecommunication expenses; and the amount of any disallowed tax deductions associated with the personal use.

The amounts shown in this column also include the value of other travel expenses incurred by the immediate family of Messrs. Sanderson, Butts and Cockrell while accompanying them on Company business of $791, $5,270 and $852, respectively, for fiscal 2016, $374, $11,501 and $70, respectively, for fiscal 2017, and $590, $11,325 and $0, respectively, for fiscal 2018.

The amounts for Mr. Sanderson in fiscal 2017 also include $45,000 in filing fees in connection with a notice that was required to be made with federal agencies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in order for Mr. Sanderson to receive stock awards, plus $8,018 in related legal fees.

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Grants of Plan-Based Awards

Fiscal Year 2018

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joe F. Sanderson, Jr,. Chairman of the Board of Directors and Chief Executive Officer	11/01/07	10/18/17	582,014	1,771,351	3,036,600	8,375	16,750	33,500	16,750				2,482,853

Lampkin Butts, President and Chief Operating Officer	11/01/17	10/18/17	227,170	691,387	1,185,235	2,125	4,250	8,500	4,250				629,978

Mike Cockrell, Treasurer and Chief Financial Officer	11/01/17	10/18/17	170,325	518,381	888,653	1,750	3,500	7,000	3,500				518,805

Tim Rigney, Secretary	11/01/17	10/18/17	49,833	151,665	259,997	325	650	1,300	650				96,350

	Various	02/17/05							10	[3]			1,141

(1)

The estimated payments shown reflect the minimum, mid-point and maximum amounts that could have been earned under our fiscal 2018 Bonus Award Program. No bonus was actually earned. For a discussion of how bonus awards are determined, see Compensation Discussion and Analysis section, above.

(2)

The estimated payouts shown reflect the number of shares of stock that potentially could be paid out for performance shares granted in fiscal 2018 under our Stock Incentive Plan upon the achievement of specified performance criteria at the end of the performance period.

(3)

Consists of shares of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. Participants under the plan purchase restricted shares of Company stock on the last business day of each calendar quarter with forgone salary, or on our annual bonus payment date with forgone bonus amounts, as described in the Compensation Discussion and Analysis section, above. We match 25% of the participant’s contribution in additional restricted shares on each purchase date. In fiscal 2018, Mr. Rigney purchased 42 shares under the plan that are not reflected in the table above that had an average grant date fair value of $114.35 per share.

(4)

Reflects the grant date fair value of each equity award computed under FAS 123R and FASB ASC Topic 718. Grant date values for performance shares are based on probable outcome of the performance conditions as of the grant date. Because the Company was unable to determine the probable outcome of the performance conditions for the performance shares as of the grant date, the performance shares are reflected in the Grants of Plan-Based Awards Table at no value.

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Discussion of Summary Compensation and Grants of Plan-Based Awards Table

Performance share awards granted for the 2018 fiscal year are subject to a two-year performance period and an additional one-year vesting period during which the recipient must remain continuously employed by us. The number of shares actually issued depends upon our achieving certain prescribed levels of return on equity and return on sales, as described above in the Compensation Discussion and Analysis section.

Shares of restricted stock granted under our restricted stock program vest generally on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period. Restricted stock granted for fiscal 2018 vests on November 1, 2021.

Shares of restricted stock granted as matching contributions under our Management Share Purchase Plan are subject to a three-year vesting period starting on the date they are acquired by the participant. The participant must remain continuously employed by us during the vesting period.

During our 2018 fiscal year, the employment of our CEO, the COO and the CFO were governed by employment agreements that we entered into on November 1, 2015 (2015 Agreements). As discussed below, each of the 2015 Agreements superseded employment agreements with our CEO, the COO and the CFO that we entered into in 2009 (2009 Agreements).

The term of each 2015 Agreement began on November 1, 2015, and ends when the officer’s employment terminates under the provisions of the employment agreement. Each 2015 Agreement provides for the officer’s fiscal 2016 salary and bonus to be paid in accordance with the levels and bonus program that we disclosed in our current report on Form 8-K filed on October 27, 2015. The officers’ compensation is reassessed annually under the 2015 Agreements.

The 2015 Agreements provide for a lump sum severance payment to be paid to the officers if:

●	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

●	at or after a change in control, the officers are terminated without cause; or

●	the officers resign for good reason.

“Cause” means, among other things, conviction of certain felonies, willful misconduct by the officer, failure or refusal by the officer to comply with our policies or a material breach by the officer of the employment agreement. “Good reason” means, among other things, a material breach of the agreement by us, a reduction of the officer’s base salary or bonus that is not part of a reduction program affecting all senior executives generally, the relocation of the officer’s principal place of employment by more than 40 miles, or after a change in control, the alteration of the officer’s position that results in a material diminution of his position.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

●	the officer’s annual base salary in effect at the time of his termination, plus

●	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

In addition, the 2015 Agreements provided, in the case of the officer’s death, for the continuation of his annual salary payments for one year from the date of his death. The 2015 Agreements for Messrs. Butts and Cockrell also designate them as participants in our Supplemental Disability Plan.

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The 2015 Agreements prohibit the officers from disclosing confidential information about us during and after their employment, subject to certain exceptions, and prohibit the officers from engaging in certain competitive activity during their employment and for two years after the termination of their employment for any reason other than poor performance.

The terms of the 2009 Agreements were substantially identical to the 2015 Agreements, including with respect to the conditions for severance payments and their amounts in relation to base salary, the definitions of “cause” and “good reason,” the continuation of salary payments for one year upon an officer’s death and the designation of Messrs. Butts and Cockrell as participants in the Supplemental Disability Plan. The 2015 Agreements were entered into to make technical changes related to provisions of the Internal Revenue Code and create an exception to the confidentiality provisions related to whistleblower laws.

See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of a change in control of our Company and certain other events, including competitive activity, on an officer’s unearned performance shares or restricted stock. Dividends are paid at rates applicable to all our stockholders on performance shares once they are paid out. Dividends (at normal rates) are paid on shares of restricted stock as soon as the shares are issued to the officer.

Amounts that could have been earned for fiscal 2018 under our Bonus Award Program were determined by reference to our earnings per share and operational performance versus our peers as described in the Compensation Discussion and Analysis section, above. Unless severance is payable under the provisions of the employment agreements described above, a participant must have been employed in a designated position at Sanderson Farms for nine months before the end of the fiscal year, and must have been employed on October 31 of the applicable fiscal year, to receive a bonus. However, if a Bonus Award Program participant dies, becomes disabled or retires before the end of the fiscal year, and if the participant had been employed at Sanderson Farms in a designated position for at least nine months, he or she will still receive a bonus award for the fiscal year (assuming the performance criteria are met). See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of certain events on a participant’s annual bonus award.

For fiscal 2018, salary accounted for the following percentages of each officer’s total compensation:

Name	Salary as a Percentage of Total Compensation
Mr. Sanderson	36%
Mr. Butts	51%
Mr. Cockrell	52%
Mr. Rigney	74%

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Outstanding Equity Awards at Fiscal 2018 Year-End

		Option Awards					Stock Awards(2)(3)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joe F. Sanderson, Jr. Chairman of the Board of Directors and Chief Executive Officer	11/01/14						22,750		2,238,373
	11/01/15						30,000		2,951,700
	11/01/16						26,000		2,558,140	33,533	3,299,312
	11/01/17						16,750		1,648,033	12,563	1,236,074

Lampkin Butts, President and Chief Operating Officer	11/01/14						6,000		590,340
	11/01/15						7,750		762,523
	11/01/16						6,750		664,133	8,706	856,583
	11/01/17						4,250		418,158	3,188	313,667

Mike Cockrell, Treasurer and Chief Financial Officer	11/01/14						4,750		467,353
	11/01/15						6,250		614,938
	11/01/16						5,500		541,145	7,095	698,077
	11/01/17						3,500		344,365	2,625	258,274

Tim Rigney, Secretary and Controller	11/01/14						500		49,195
	11/01/15						1,275		125,447
	11/01/16						1,000		98,390	1,291	127,021
	11/01/17						650		63,954	488	48,014
	Various						31	[1]	3,050

(1)

Consists of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. In addition to the amounts shown, Mr. Rigney owns 139 restricted shares that he purchased under the Management Share Purchase Plan with forgone salary valued at $13,676 as of October 31, 2018.

(2)	Restricted stock (except for shares held in the Management Share Purchase Plan) vests in a lump sum in accordance with the schedule below.

Grant Date	Vesting Date
11/01/2014	11/01/2018
11/01/2015	11/01/2019
11/01/2016	11/01/2020
11/01/2017	11/01/2021

Grants of restricted stock usually vest on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period.

The performance periods for performance shares end on the dates shown below.

Grant Date	Performance Period Ends*
11/01/2016	10/31/2018
11/01/2017	10/31/2019

*These shares are subject to an additional one-year vesting period after the expiration of the performance period before they are issued.

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The performance shares granted on November 1, 2016, are shown in the table at the level at which the Committee determined they were actually earned. In accordance with Instruction 3 to Item 402(f)(2) of SEC Regulation S-K, the performance shares granted on November 1, 2017, are shown in the table at the threshold level for the shares subject to ROE criteria and the target level for the shares subject to ROS criteria, based on our actual performance in fiscal 2018, the first year of the performance period.

(3)	Values of equity awards are based on our closing stock price on the NASDAQ Stock Market of $98.39 per share on October 31, 2018.

Restricted shares held in the Management Share Purchase Plan are purchased by the participant on the last business day of each calendar quarter with forgone salary. A participant may also elect to reduce his or her bonus by a certain percentage and instead receive that amount in restricted shares purchased through the plan on the bonus payment date. We match 25% of the participant’s contribution in additional restricted shares that we issue simultaneously with the purchased shares. Each share of restricted stock held in the plan vests fully on the third anniversary of its acquisition by the participant, subject to certain exceptions that are described below under “Potential Payments Upon Termination or Change-in-Control.”

Option Exercises and Stock Vested

Fiscal Year 2018

	Option Awards		Restricted Stock Awards[2]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Joe F. Sanderson, Jr., Chairman of the Board of Directors and Chief Executive Officer			32,500	4,817,475

Lampkin Butts, President and Chief Operating Officer			8,500	1,259,955

Mike Cockrell, Treasurer and Chief Financial Officer			6,750	1,000,553

Tim Rigney, Secretary and Controller			750	111,173

(1)	Values are based on the closing price of our common stock on the NASDAQ Stock Market on the vesting dates.
(2)

Excludes performance shares paid out on October 31, 2018, which are described in the Compensation Discussion and Analysis section of this proxy statement in the table entitled “Performance Shares Earned.”

Potential Payments Upon Termination or Change-in-Control

In fiscal 2016, we entered into new employment agreements (the 2015 Agreements) with the CEO, COO and CFO, which were in effect during our 2016 fiscal year. As described above, the 2015 Agreements superseded the prior agreements we entered into during 2009 (the 2009 Agreements). We have no other employment agreements with any other employees of our Company. However, our annual cash bonus and Stock Incentive Plan awards provide for accelerated payments in the circumstances described below, and we have company policies that provide for minimal severance payments for all our salaried

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employees generally. Except as described below, the named executive officers receive no payments upon the termination of their employment or a change in control of Sanderson Farms that are not received by all salaried employees generally.

Employment Agreements

The term of each 2015 Agreement began on November 1, 2015, and ends when the officer’s employment terminates under the provisions of the employment agreement. Each 2015 Agreement provides for the officer’s fiscal 2016 salary and bonus to be paid in accordance with the levels and bonus program that we disclosed in our current report on Form 8-K filed on October 27, 2015. The officers’ compensation is reassessed annually under the 2015 Agreements.

The 2015 Agreements provide for a lump sum severance payment to be paid to the officers if:

●	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

●	at or after a change in control, the officers are terminated without cause; or

●	the officers resign for good reason.

“Cause” means, among other things, conviction of certain felonies, willful misconduct by the officer, failure or refusal by the officer to comply with our policies, or a material breach by the officer of the employment agreement. “Good reason” means, among other things, a material breach of the agreement by us, a reduction of the officer’s base salary or bonus that is not part of a reduction program affecting all senior executives generally, the relocation of the officer’s principal place of employment by more than 40 miles, or after a change in control, the alteration of the officer’s position that results in a material diminution of his position.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

●	the officer’s annual base salary in effect at the time of his termination, plus

●	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

If any severance payments are due, the officer is also entitled to the continuation of medical benefits that the officer would otherwise be eligible to receive as an active employee of the Company for 24 months or, if earlier, until such time as the officer becomes eligible for substantially similar benefits from a subsequent employer.

In addition, the 2015 Agreements provide, in the case of the officer’s death, for the continuation of his annual salary payments for one year from the date of his death according to the Company’s regular payroll schedule.

The 2015 Agreements prohibit the officers from disclosing confidential information about us during and after their employment, subject to certain exceptions, prohibit the officers from engaging in certain competitive activity with us during their employment and for two years after the termination of their employment for any reason other than poor performance and contain a mutual non-disparagement clause. The officers are also prohibited from soliciting the Company’s customers and employees during their employment and for the two years after the termination of their employment for any reason.

If the officers breach the foregoing provisions, the agreements provide that they must return any portion of the severance payments we have already paid them and their entitlement to continued medical benefits ceases. We are also entitled to pursue other equitable and legal remedies such as restraining orders or damages.

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The 2015 Agreements superseded the 2009 Agreements. The terms of the 2009 Agreements were substantially identical to the 2015 Agreements, including with respect to the conditions for severance payments and their amounts in relation to base salary, the definitions of “cause” and “good reason,” the continuation of salary payments for one year upon an officer’s death and the designation of Messrs. Butts and Cockrell as participants in the Supplemental Disability Plan. The 2015 Agreements were entered into to make technical changes related to provisions of the Internal Revenue Code and create an exception to the confidentiality provisions related to whistleblower laws.

Annual Cash Bonus Awards

An employee must be employed with the Company through October 31 to earn any bonus that may be payable under the Bonus Award Program for that fiscal year. However, if a Bonus Award Program participant dies, becomes disabled or retires before that time, and if the participant had been employed in a designated position at Sanderson Farms for at least nine months, he or she will still receive a cash bonus award for the fiscal year (assuming the performance criteria are met). The participant’s base salary during the portion of the fiscal year in which he or she was employed in the designated position is used to calculate the amount of the bonus award.

Restricted Stock

If a change in control of our Company occurs, or if a holder dies or becomes disabled, before the end of the restricted period, all shares of restricted stock become fully vested. If a holder ends employment after attaining retirement eligibility during the restricted period, a pro rata percentage of the shares will immediately vest based on the number of years of the restricted period that have passed before retirement, and the unvested portion is forfeited.

Shares Held in the Management Stock Purchase Plan

If an employee dies, becomes disabled or terminates employment after attaining eligibility for retirement, or if there is a change in control of Sanderson Farms, in each case before the end of the restricted period, all unvested shares of restricted stock held through the plan become fully vested. If an employee’s employment terminates for any other reason, then any unvested shares we granted to the employee through matching contributions are forfeited and dividends paid on those shares must be returned, and we have the right to repurchase all shares that the employee purchased through the plan with salary or bonus at the price the employee paid for them, less the amount of dividends paid. If we do not exercise that right, the purchased shares will vest on the third anniversary of their acquisition.

Performance Shares

If a holder of unpaid performance shares dies, becomes disabled or terminates employment after attaining eligibility for retirement, or if there is a change in control of Sanderson Farms, the holder is entitled to receive a pro rata portion of the number of performance shares he would have been entitled to in proportion to the number of months he was employed during the performance period, assuming the performance criteria are met.

Anti-Competition Provisions

If the Board of Directors determines that a holder of restricted stock or performance shares has engaged in certain competitive activity against us while employed by us or during the two years after the holder’s voluntary termination or termination by us for cause, then he or she forfeits all unvested shares of restricted stock and all unissued performance shares. If restricted shares have already vested or performance shares have been issued, the holder must repay us the fair market value of the shares on their grant or issue date, respectively. In the case of the Management Share Purchase Plan, unvested shares of matching stock are forfeited and dividends paid on those shares must be returned, and we have

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the right to repurchase all shares that the employee purchased through the plan with salary or bonus at the price the employee paid for them, less the amount of dividends paid. If Company matching shares have already vested, the holder must repay us the fair market value of the shares on the date they were issued and any dividends paid.

Company Severance Policy

We pay severance to all our salaried employees generally upon their termination of employment, except in cases of retirement, death, disability or termination for cause. We pay up to two weeks of severance to employees who resign after at least one year of service. If an employee is dismissed without cause, we pay two weeks of severance, plus one additional week for every year of the employee’s service, up to three months.

The following tables show the payments that the named executive officers would be entitled to in the event of (a) a change in control of Sanderson Farms, (b) termination without cause or for good reason, (c) retirement, (d) disability and (e) death, in each case assuming such event occurred on October 31, 2018, the last business day of our 2018 fiscal year, and based on the closing market price of our common stock on that day. The amounts shown do not include payments that would be payable to all salaried employees generally. We have not included the value of our fiscal year 2016 performance shares, because those shares actually vested and were required to be paid out on October 31, 2018, regardless of whether a triggering event listed above occurred. We based the values of our fiscal 2017 performance shares on the level at which the Committee actually determined those shares have been earned. For our fiscal 2018 performance shares, we based the values on management’s current view that it cannot determine that it is probable that we will achieve the minimum level of ROE and ROS for the grant, such that none of these shares would be earned.

Potential Payments—Change-in-Control

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Total
Mr. Sanderson	$9,396,245	3,299,312	12,695,557
Mr. Butts	$2,435,153	856,583	3,291,736
Mr. Cockrell	$1,967,800	698,077	2,665,877
Mr. Rigney	$353,712	127,021	480,734

Potential Payments—Termination Without Cause1 or for Good Reason

Name	Severance Payment[2]	Continuation of Medical Benefits[3]	Total
Mr. Sanderson	$9,109,800	18,440	9,128,240
Mr. Butts	$2,666,779	18,440	2,685,219
Mr. Cockrell	$2,158,157	18,440	2,176,596
Mr. Rigney	$0	0	0

(1)	Prior to a change in control, severance is not payable in the case of termination for poor performance.
(2)	Consists of, for Mr. Sanderson, three times, and for Messrs. Butts and Cockrell, two times, his fiscal 2018 base salary plus 50% of the maximum bonus he could have earned for fiscal 2018.
(3)	Consists of 24 months of continued medical benefits assuming the officer does not earlier receive similar benefits from a subsequent employer. Benefits would be paid monthly.

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Potential Payments—Retirement

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Total
Mr. Sanderson	$6,143,226	3,299,312	0	9,442,537
Mr. Butts	$1,598,838	856,583	0	2,455,421
Mr. Cockrell(1)	$1,285,219	698,077	0	1,983,296
Mr. Rigney(1)	$225,190	127,021	0	353,212

(1)

Messrs. Cockrell and Rigney were not yet eligible to retire under our Company retirement policy as of October 31, 2018. However, the amounts shown reflect the payments they would have received had they been eligible to retire on that date. Our Company retirement policy provides that an employee may retire after reaching age 62 and 10 continuous years of service, or after 30 continuous years of service, regardless of age. Mr. Cockrell will be eligible to retire on September 24, 2019. Mr. Rigney will be eligible to retire on September 10, 2020.

Potential Payments—Disability

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Supplemental Long Term Disability[1]	Total
Mr. Sanderson	$9,396,245	3,299,312	0	1,012,200	13,707,757
Mr. Butts	$2,435,153	856,583	0	740,772	4,032,508
Mr. Cockrell	$1,967,800	698,077	0	2,115,840	4,781,717
Mr. Rigney	$353,712	127,021	0	0	480,734

(1)

Due to their respective ages, Messrs. Sanderson, Butts and Cockrell are entitled to a monthly long term disability benefit equal to 66 2/3% of their salary beginning one year from the date of disability until the earlier of the date they have received five years of payments or their 70th birthday. In each case the benefit is paid for at least 12 months. The amount shown in the table represents the total amount payable under this benefit assuming payments begin on October 31, 2019.

Potential Payments—Death

Name	Continuation of Salary[1]	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Total
Mr. Sanderson	$1,518,300	9,396,245	3,299,312	0	14,213,857
Mr. Butts	$740,772	2,435,153	856,583	0	4,032,508
Mr. Cockrell	$634,752	1,967,800	698,077	0	3,300,629
Mr. Rigney	$0	353,712	127,021	0	480,734

(1)	This total amount would be paid in equal monthly installments over the course of the year following the date of death.

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The tables below include information about compensation paid to or earned by our non-employee directors for our fiscal year ended October 31, 2018.

Director Compensation—Fiscal Year 2018

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total ($)
John H. Baker, III	66,000	166,574	0	0	0	6,213	238,787
Fred Banks, Jr.	96,500	171,271	0	0	0	12,501	280,272
David Barksdale	15,280	0	0	0	0	0	15,280
John Bierbusse	67,500	154,390	0	0	0	4,119	226,009
Toni D. Cooley	70,500	161,918	0	0	0	8,717	241,135
Beverly Wade Hogan	65,000	153,196	0	0	0	4,056	222,252
Edith Kelly-Green	10,278	0	0	0	0	0	10,278
Robert C. Khayat	74,500	151,623	0	0	0	6,375	232,498
Phil K. Livingston	121,500	154,853	0	0	0	4,160	280,513
Suzanne T. Mestayer	74,500	157,258	0	0	0	3,813	235,571
Dianne Mooney	67,000	159,413	0	0	0	7,767	234,180
Gail Jones Pittman	99,000	152,089	0	0	0	9,434	260,523

(1)

Includes fees foregone at the election of the director for the purchase of shares through our Management Share Purchase Plan, in the amounts reflected in the table in footnote 2 below, under the column “Grant Date Fair Value of Shares Purchased.”

(2)

Reflects the aggregate grant date fair value of awards made in 2018 under FASB ASC Topic 718. Includes 1,140 restricted shares issued to each director in fiscal 2018, which had a grant date fair value for each grantee of $131.61 per share. Also includes shares granted pursuant to the matching contribution provisions of the Management Share Purchase Plan. Mr. Barksdale and Ms. Kelly-Green will be eligible to participate in the Management Share Purchase Plan beginning in calendar 2019. Acquisitions by non-employee directors under the Management Share Purchase Plan in fiscal 2018 were as follows:

Name	Shares Purchased in Fiscal 2018 (#)	Shares Acquired in Company Match In Fiscal 2018 (#)	Total Shares Acquired in Fiscal 2018 (#)	Grant Date Fair Value of Shares Purchased ($)	Grant Date Fair Value of Company Match ($)
Mr. Baker	576	142	718	67,069	16,539
Mr. Banks	745	185	930	85,565	21,236
Mr. Barksdale	0	0	0	0	0
Mr. Bierbusse	155	37	192	18,216	4,355
Ms. Cooley	413	101	514	48,549	11,883
Ms. Hogan	118	27	145	13,785	3,161
Ms. Kelly-Green	0	0	0	0	0
Mr. Khayat	65	14	79	7,438	1,588
Mr. Livingston	172	42	214	19,755	4,818
Ms. Mestayer	268	66	334	29,326	7,223
Ms. Mooney	322	80	402	37,752	9,378
Ms. Pittman	77	18	95	8,837	2,054

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(3)

Consists of matching gifts made by the Company under its Matching Gift Program, pursuant to which the Company will match gifts up to $2,500 annually per donee made by directors (and employees) to qualifying colleges and universities, and dividends on restricted stock grants.

The following table shows as of October 31, 2018 the aggregate number of unvested stock awards outstanding for each non-employee director who was in office on that date, including shares purchased or granted as matching contributions under the Management Share Purchase Plan:

Name	Stock Awards Outstanding at Fiscal Year End
Mr. Baker	3,510
Mr. Banks	7,607
Mr. Barksdale	0
Mr. Bierbusse	1,962
Ms. Cooley	6,910
Ms. Hogan	3,403
Ms. Kelly-Green	0
Mr. Khayat	4,892
Mr. Livingston	3,520
Ms. Mooney	6,195
Ms. Mestayer	1,474
Ms. Pittman	4,917

For a description of cash fees paid to non-employee directors, see the Compensation Discussion and Analysis section, above.

All restricted stock held by non-employee directors will fully vest in the event of a change in control of our Company. Additionally, all restricted stock held by non-employee directors will become fully vested if the director dies, becomes disabled, or, for shares held in the Management Share Purchase Plan, if the director retires at the completion of his term of service.

Compensation and Risk Management

In 2010, the Compensation Committee engaged Willis Towers Watson to formally assess the level of risk arising from our compensation policies and practices. The Committee believes that Willis Towers Watson was best equipped to perform this assessment because of the depth of its understanding and experience with the current executive compensation landscape for public companies.

Willis Towers Watson reviewed our annual Bonus Award Program and Stock Incentive Plan and the following five factors related to our compensation process and design:

●	The extent of oversight of our pay plans by top management and the Compensation Committee.

●	Whether the roles of management and the Committee in overseeing the alignment of our pay plans with our business goals and risk tolerance are reasonable and clearly defined.

●	The extent of the balance in our plans between fixed and variable pay, cash and equity, short and long-term incentives, and overall company versus individual performance goals.

●	The presence of “red flags” in our plan design, such as steep incentive curves, unreasonable goals or thresholds, uncapped payouts, awards based solely on formulas, misalignment in the

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timing of payouts or undue focus on any one element of pay mix; compared with risk-mitigating features, such as exercise of the Committee’s discretion, clawback policies, and stock ownership requirements.

●	Whether performance criteria reflect appropriate risk and the use of capital, quality and sustainability of results and employee influence on meeting performance goals.

Based on this framework, Willis Towers Watson concluded that our pay plans represent a low level of risk to our Company. In particular, they noted the following:

●	They consider that the Bonus Award Program has appropriate performance metrics and reasonable levels of potential payouts.

●	Awards under the bonus plan are not paid out until our independent audit is complete, thus providing a safeguard from manipulation.

●

The balance in our long-term incentive plan between performance-based pay and time-based restricted stock mitigates the potential for undue risk-taking, and the use of earnings per share and return on equity metrics focus the plan on profitable growth and efficient use of capital.

●	Our stock ownership guidelines are also a risk-mitigating factor.

●	Change in control benefits for our three senior officers assist with executive retention and mitigate the risk of a conflict of interest in the context of a potential acquisition of our Company.

●	The Board and the Committee regularly review and address our financial performance.

Based on Willis Towers Watson’s assessment and the Committee’s independent analysis, and their respective annual re-assessments of our compensation programs and structure, the Committee has concluded that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us. In reaching this conclusion, the Committee has also considered the fact that our business is primarily driven by the performance of the commodities markets, specifically the markets for fresh chicken, corn and soybean meal. These markets are external to our business and therefore the Committee does not believe that our performance-based compensation promotes excessive or inappropriate risk-taking by our management.

In addition, in 2010 the Board adopted a policy under which it has the discretion to, among other things, recoup the compensation of our senior management if we have a financial restatement or if the manager in question has engaged in misconduct adversely affecting the Company. This should further help to mitigate any risk associated with our compensation programs.

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Item 3—Ratification of the Appointment of Independent Auditors

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2019. We are not required to have stockholders ratify the selection of Ernst & Young as our independent auditors. We are doing so, however, because we believe it is a matter of good corporate practice.

If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young but may nevertheless retain them as the independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young will be present at the annual meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by stockholders.

Fees Paid to Ernst & Young

Ernst & Young were our independent auditors for our 2018 fiscal year. Fees related to services performed by them that were billed in fiscal years 2017 and 2018 are as follows:

	2017[1]	2018
Audit Fees[2]	$1,361,153	$1,368,107
Audit-Related Fees[3]	29,800	10,616
Tax Fees[4]	—	69,385
All Other Fees	—	—

Total	$1,390,953	$1,448,108

(1)	Includes $26,169 of Audit Fees and $5,000 of Audit-Related Fees related to fiscal year 2017 that were not available for inclusion at the time the 2018 proxy statement was filed.
(2)

“Audit Fees” include amounts paid for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q, and other regulatory filings and registration statements, including those related to our amended Stock Incentive Plan and our registration statement on Form S-3, and audit procedures performed with respect to the Company’s internal control over financial reporting, as required by Sarbanes-Oxley Act Section 404.

(3)	“Audit-Related Fees” include fees for the audit of the Company’s benefit plans and accounting consultations related to financial accounting and reporting standards.
(4)

“Tax Fees” consist of amounts paid for tax compliance, advice, and planning, and the preparation and filing of required federal and state income and other tax forms. Also includes tax consultation services related to a diesel engine replacement grant.

The Audit Committee has considered whether the provision of services by Ernst & Young for the Company other than audit services is compatible with maintaining Ernst & Young’s independence and has concluded that it is compatible.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for the Company by its independent auditors prior to engagement, subject to the de minimis exceptions for non-audit services permitted by the Securities Exchange Act of 1934, as amended (Exchange Act) which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees of one or more Audit Committee members, including authority to grant pre-approvals of audit and non-audit

Sanderson Farms | 2019 Proxy Statement 64

services, provided that any decision of that subcommittee to grant pre-approval is presented to the full Audit Committee at its next scheduled meeting. For fiscal 2018, the Audit Committee pre-approved all non-audit services performed by the independent auditors.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young as the Company’s independent auditors for 2019.

Report of the Audit Committee

To the extent provided by Instruction 1 to Item 407(d) of Regulation S-K of the Securities and Exchange Commission (SEC), this section shall not be deemed to be proxy “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities imposed by Section 18 of the Exchange Act.

The Audit Committee has reviewed and discussed our audited financial statements with management, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees. SAS 16 requires the independent auditors to provide the Audit Committee with information regarding the scope and results of an audit that may assist the Audit Committee in overseeing management’s financial reporting and disclosure process.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent auditors the independent auditors’ independence. Based on the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the fiscal year ended October 31, 2018 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.

THE AUDIT COMMITTEE:

John H. Baker, III

Fred Banks, Jr.

Toni D. Cooley

Robert Khayat

Phil K. Livingston (Chair)

Suzanne T. Mestayer (Vice Chair)

Dianne Mooney

Gail J. Pittman

Sanderson Farms | 2019 Proxy Statement 65

Voting Securities and Principal Holders

The following table sets forth information, as of January 2, 2019, concerning:

●	the only stockholders known by us to own beneficially more than 5% of our outstanding common stock, which is our only class of voting securities outstanding,

●	the beneficial ownership of common stock of our directors, director nominees and named executive officers, and

●	the beneficial ownership of common stock by all of our directors, director nominees and executive officers as a group.

On January 2, 2019, there were 22,154,293 shares of our common stock outstanding.

Unless otherwise indicated, the address of each person named in the table is P.O. Box 988, Laurel, Mississippi 39441.

Beneficial Owner(s)	Amount Beneficially Owned(1)	Percent of Class

5% Shareholders:

The Vanguard Group(2)	2,330,121	10.52%

BlackRock, Inc.(3)	2,316,791	10.46%

Renaissance Technologies LLC(4)	1,789,817	8.08%

Dimensional Fund Advisors LP(5)	1,409,940	6.36%

Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan and Trust(6)	1,311,117	5.92%

Directors, Director Nominees and Named Executive Officers:(7)

Joe F. Sanderson, Jr.(8)	839,384	3.79%

Lampkin Butts	128,024	*

Mike Cockrell	99,249	*

Tim Rigney	13,627	*

John H. Baker, III	18,465	*

Fred Banks, Jr.	23,617	*

David Barksdale	—	*

John Bierbusse	12,108	*

Toni D. Cooley	25,849	*

Edith Kelly-Green	—	*

Beverly Wade Hogan	16,374	*

Robert C. Khayat	13,241	*

Phil K. Livingston(9)	10,587	*

Suzanne T. Mestayer	1,579	*

Dianne Mooney	12,158	*

Gail Jones Pittman	16,219	*

All directors and executive officers as a group (16 persons)(7)	1,230,481	5.55%

Sanderson Farms | 2019 Proxy Statement 66

*	Less than 1%.
(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.
(2)

Based on information reported in Amendment No. 7 to Schedule 13G dated February 12, 2018 filed by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Schedule 13G states that The Vanguard Group has the sole power to vote or direct the vote of 21,286 shares, shared power to vote or direct the vote of 4,001 shares, sole power to dispose or direct the disposition of 2,306,434 shares, and shared power to dispose or direct the disposition of 23,687 shares.

(3)

Based on information reported in Amendment No. 9 to Schedule 13G dated July 5, 2018, filed by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. The report states that BlackRock, Inc. has the sole power to vote or direct the vote of 2,248,360 shares and sole power to dispose or direct the disposition of 2,316,791 shares.

(4)

Based on information reported in the Schedule 13G dated February 13, 2018, filed by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, 800 Third Avenue, New York, NY 10022. The Schedule 13G states that Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation have sole power to vote or direct the vote of 1,699,362 shares, sole power to dispose or direct the disposition of 1,749,233 shares, and shared power to dispose or direct the disposition of 40,584 shares.

(5)

Based on information reported in the Schedule 13G dated February 9, 2018 filed by Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The Schedule 13G states that Dimensional Fund Advisors LP has sole power to vote or direct the vote of 1,357,371 shares and sole power to dispose or direct the disposition of 1,409,940 shares.

(6)

The Company’s ESOP beneficially owns 1,311,117 shares of common stock of the Company. Charles Schwab Bank is the trustee of the ESOP. The participants in the ESOP can direct the trustee regarding the voting of their ESOP shares, but if the trustee does not receive timely voting directions, the trustee must vote those shares, and it must vote unallocated shares, in the same proportion as the trustee votes shares for which it received timely directions. The trustee may therefore be deemed to beneficially own, under applicable regulations of the SEC, the 1,311,117 shares of common stock owned of record by the ESOP. Charles Schwab Bank disclaims beneficial ownership of such shares.

Sanderson Farms | 2019 Proxy Statement 67

(7)

Includes: (a) shares of common stock allocated to the ESOP account of the director or officer in the amounts shown in the table below, with respect to which the individual shares voting and investment power with the ESOP trustee; (b) unvested shares of restricted stock held by the director or officer in the amount shown in the table below, issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, as amended, including the Management Share Purchase Plan (see “Compensation Discussion and Analysis” for a discussion of these shares); and (c) shares of common stock held in the director’s or officer’s 401(k) plan account in the amounts shown in the table below, over which the plan’s investment committee has voting power and over which the individual has investment power.

	ESOP Shares	Unvested Restricted Stock	401(k) Plan Shares

Joe F. Sanderson, Jr.	103,381	96,250	—

Lampkin Butts	13	25,000	—

Mike Cockrell	2,872	20,250	—

Tim Rigney	3,133	4,017	33

John H. Baker, III	—	3,471	—

Fred Banks, Jr.	—	7,577	—

John Bierbusse	—	1,912	—

Toni D. Cooley	—	6,834	—

Beverly Wade Hogan	—	3,363	—

Robert C. Khayat	—	4,890	—

Phil K. Livingston	—	3,515	—

Suzanne T. Mestayer	—	1,579	—

Dianne Mooney	—	6,081	—

Gail Jones Pittman	—	4,919	—

(8)

The shares shown in the table also include 9,808 shares owned of record by Mr. Sanderson’s wife, over which she exercises sole voting and investment power. Pursuant to Rule 13d-4 under the Exchange Act, Mr. Sanderson disclaims beneficial ownership of the 9,808 shares owned of record by his wife.

(9)

The shares shown in the table include 1,367 shares owned of record by Mr. Livingston’s wife, over which she exercises sole voting and investment power. Pursuant to Rule 13d-4 under the Exchange Act, Mr. Livingston disclaims beneficial ownership of the 1,367 shares owned of record by his wife.

Sanderson Farms | 2019 Proxy Statement 68

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in their ownership of our common stock. Officers, directors, and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. Based solely on a review of such forms and written representations provided by these persons that no other reports were required, our officers, directors, and greater than 10% stockholders were in compliance with all Section 16(a) filing requirements for fiscal 2018.

Sanderson Farms | 2019 Proxy Statement 69

General Information About the Meeting

Voting Instructions and Information

Who Can Vote

Only stockholders of record as of the close of business on December 20, 2018, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. At the close of business on December 20, 2018, 22,152,843 shares of common stock were outstanding and entitled to vote. Each share of common stock entitles the holder to one vote at the annual meeting.

Voting Your Proxy

If your common stock is held through a broker, bank or other nominee (held in “street name”), you will receive instructions from that organization that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting, and submit it with your vote.

If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, you may vote in the following ways:

●	In person. You may vote in person at the annual meeting. We will give you a ballot when you arrive.

●	Via the internet. You may vote by proxy via the internet by visiting www.investorvote.com/SAFM and entering the control number found on your proxy card.

●	By Telephone. You may vote by proxy by calling the toll free number found on your proxy card.

●	By Mail. You may vote by proxy by filling out your proxy card and sending it back in the envelope provided.

All shares represented by a proxy will be voted and, where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

If you are a stockholder of record and you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in its discretion on routine matters, but it cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not have the authority to vote, and therefore cannot vote, on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” The election of directors (Item 1) and the non-binding advisory vote on the compensation of our named executive officers (Item 2) are non-routine matters, so brokers may not vote your shares on Items 1 and 2 if you do not give specific instructions on how to vote. We encourage you to provide instructions to your broker or nominee regarding the voting of your shares on these items.

The ratification of the independent auditors (Item 3) is the only matter that will be considered routine. Because brokers can exercise discretionary voting power on this matter, no broker non-votes are expected to occur in connection with Item 3.

Sanderson Farms | 2019 Proxy Statement 70

Special Voting Instructions for Shares Held in the Company’s ESOP

If you participate in the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan (ESOP), you will receive a voting instruction form from the ESOP on which you may instruct the ESOP trustee how to vote your shares held in the ESOP. Under the terms of the ESOP, all allocated shares of the Company’s common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants. All unallocated shares of the Company’s common stock held by the ESOP and allocated shares for which no timely voting instructions are received are voted by the ESOP trustee in the same proportion for and against proposals as shares for which the trustee has received timely voting instructions, subject to the exercise of the trustee’s fiduciary duties. The deadline for returning your voting instruction form is February 1, 2019.

Matters to Be Presented

Only those matters that are properly before the meeting pursuant to our by-laws will be considered. As of the date of this proxy statement, the Board of Directors knows of no matters to be brought before the annual meeting other than those set forth in the Notice of the Meeting and matters incident to the conduct of the meeting. If other matters properly come before the annual meeting, and with respect to matters incident to the conduct of the meeting, each proxy will be voted in accordance with the discretion of the proxy holders named therein.

Revoking Your Proxy

Even if you submit a proxy, you may still attend the annual meeting in person, and you may revoke your proxy by voting in person at the meeting. You may also revoke your proxy before it is voted at the meeting in any of the following ways:

●	by filing with our Corporate Secretary a written notice of revocation;

●	by submitting to our Corporate Secretary a properly completed and signed proxy dated a later date; or

●

by re-voting by internet or by telephone before 1:00 AM, Central Time, on February 14, 2019, using the instructions contained in the enclosed materials, if telephone or internet voting is available to you.

Unless you revoke your proxy, it will be voted at the meeting according to your instructions, as long as you have properly completed and submitted it to us.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from the organization that holds your shares.

Quorum

The holders of a majority of the shares entitled to vote at the annual meeting must be present in person or by proxy at the annual meeting to establish a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

●	are a stockholder of record (or are a beneficial owner and have a legal proxy from the organization that holds your shares) and are present in person at the annual meeting, or

●	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

Sanderson Farms | 2019 Proxy Statement 71

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

Methods and Costs of Soliciting Proxies

The proxy card enclosed with this proxy statement is solicited by and on behalf of the Board of Directors of the Company. Certain of our officers may also solicit proxies, without additional compensation, personally or by telephone or facsimile. In addition to solicitation of stockholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their customers, and we will reimburse them for their mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock. We have engaged the services of MacKenzie Partners, Inc. to aid in the solicitation of proxies and related services for a total fee and reimbursement of expenses that together are not expected to be material. The cost of solicitation, including the preparation, printing and mailing, is being paid by the Company.

Attendance at the Annual Meeting

The annual meeting is not open to the public. Only stockholders of record and beneficial owners of shares held in street name, or their respective proxies duly authorized in writing, as well as invited guests, may attend the meeting.

As discussed above, stockholders of record may vote their shares in person at the meeting. Beneficial owners of shares held in street name must obtain a legal proxy from the organization that holds their shares in order to vote their shares in person at the meeting.

Submission of Stockholder Proposals and Director Nominations for Inclusion in the Proxy Statement for the 2020 Annual Meeting

Stockholder Proposals

A stockholder who intends to present a proposal, which relates to a proper subject for stockholder action, at the 2020 annual meeting of stockholders and who wishes the proposal to be included in our proxy materials for such meeting must cause the proposal to be received, in proper form and in compliance with Rule 14a-8 under the Exchange Act, at our General Office no later than September 13, 2019. Any proposal submitted after September 13, 2019 shall be considered untimely and will not be considered for inclusion in the Company’s proxy materials for the 2020 annual meeting.

Director Nominees

Article III, Section 12 of our by-laws provide for a right of proxy access. The proxy access by-law enables stockholders, under specified conditions, to include their nominees for election as directors in our proxy materials. Under the by-law, any stockholder, or group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years is eligible to nominate and include in our proxy materials director nominees constituting up to the greater of two directors or 20% of the directors in office, provided that the nominating stockholder(s) and the director nominee(s) satisfy the requirements specified in the by-law.

Stockholders seeking to have one or more nominees included in our proxy statement for our 2020 annual meeting of stockholders must deliver the notice required by the proxy access by-law. To be timely, the notice must be received at our General Office not earlier than the close of business on October 17, 2019, and not later than the close of business on November 16, 2019. The complete text of our by-laws is available under the “Corporate Governance” tab of the “Investors” section of our website at www.sandersonfarms.com, or may be obtained from the Company’s Secretary.

Stockholder proposals (including nominees for director pursuant to our proxy access by-law), as well as any questions regarding stockholder proposals or proxy access nominees, should be mailed to the Company’s Secretary at Post Office Box 988, Laurel, Mississippi 39441.

Sanderson Farms | 2019 Proxy Statement 72

Other Proposals or Director Nominations for Presentation at the 2020 Annual Meeting

Our by-laws also govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but that are not included in our proxy materials for that meeting. Stockholder nominations or proposals may be made by eligible shareholders only if timely written notice has been given pursuant to our by-laws. To be timely for the 2020 annual meeting of stockholders, the notice must be received at our General Office at the address set forth above not earlier than the close of business on October 17, 2019, and not later than the close of business on November 16, 2019. The by-laws specify what such notices must include.

Annual Report on Form 10-K

A copy of the Company’s 2018 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules to that report, is included as part of the Annual Report to Shareholders enclosed with this proxy statement.

Sanderson Farms | 2019 Proxy Statement 73

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement may include forward-looking statements within the meaning of the “Safe Harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Proxy Statement, the words “believes,” “expects,” “anticipates,” “estimates,” “model,” “should,” “could,” “would,” “plans” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include statements about management’s beliefs about the timing of opening and operation of new facilities, our future environmental, social and governance efforts, and other matters.

These forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and estimates expressed in such statements. These risks cannot be controlled by the Company. Certain of these risks are described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2018, and in subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements.

Sanderson Farms | 2019 Proxy Statement 74

Sanderson Farms, Inc. 127 Flynt Road, Post Office Box 988 Laurel, Mississippi 39443 www.sandersonfarms.com

Admission Ticket
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 14, 2019.
Vote by Internet
• Go to www.investorvote.com/SAFM
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

 A   Proposals — The Company’s Board of Directors has proposed Items 1, 2 and 3.

The proxy will be voted as directed, or if no direction is given, will be voted according to the recommendations of the Board of Directors set forth below. The proxyholders named on the other side of this card will vote in their discretion upon such other business as may properly come before the meeting.

The Board of Directors recommends a vote “FOR” all director nominees and “FOR” Items 2 and 3:

1. To elect four Class C Directors.

	For	Withhold		For	Withhold		For	Withhold

01 - Fred L. Banks, Jr.	☐	☐	02 - Robert C. Khayat	☐	☐	03 - Gail Jones Pittman	☐	☐

04 - Toni D. Cooley	☐	☐

    To elect one Class A Director.

	For	Withhold

01 - David Barksdale	☐	☐	YOU MUST SIGN AND DATE ON THE REVERSE.
To elect one Class B Director.

	For	Withhold

01 - Edith Kelly-Green	☐	☐

	For	Against	Abstain
2. Proposal to approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers.	☐	☐	☐
3. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2019.	☐	☐	☐

02YR5B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2018 Annual Report to Stockholders are available at:

http://ir.sandersonfarms.com/financial-information/annual-reports

IF VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SANDERSON FARMS, INC.

2019 Meeting of Stockholders - February 14, 2019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mike Cockrell and Joe F. Sanderson, Jr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Sanderson Farms, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2019 Meeting of Stockholders of the Company to be held February 14, 2019, at 10:00 A.M. Central Time at the Sanderson Farms General Corporate Offices, 127 Flynt Road, Laurel, Mississippi 39443, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked on the other side)

 B  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Sanderson Farms, Inc. GENERAL OFFICES Post Office Box 988, Laurel, Mississippi 39441-0988 Telephone (601) 649-4030 Fax (601) 426-1339

January 11, 2019

To Participants in the Sanderson Farms, Inc. & Affiliates

Stock Ownership Plan, as amended (the “ESOP”)

Dear Participant:

The 2019 Annual Meeting of Stockholders of Sanderson Farms, Inc. (the “Company”) will be held on Thursday, February 14, 2019. The terms of the ESOP provide that you, as a participant in the ESOP, are entitled to direct Charles Schwab Bank, the Trustee of the ESOP (the “Trustee”), to vote the shares of the Company’s common stock allocated to your separate account in the ESOP with respect to each matter to be brought before the Annual Meeting.

The Trustee will vote the common stock in accordance with your instructions. If you give no instructions with respect to any matters to be acted upon at the meeting, the Trustee will vote your shares, along with all unallocated shares held by the ESOP, in the same proportion for and against proposals as shares for which the Trustee has received timely voting instructions, subject to the exercise of the Trustee’s fiduciary duties. Therefore, it is important that you return the enclosed ballot with instructions on how to vote your shares.

A notice of the Annual Meeting and a proxy statement that contains detailed descriptions of the matters to be voted on at the Annual Meeting are enclosed. Also, the 2018 Annual Report to Shareholders, which contains financial information concerning the Company and its business for the fiscal year ended October 31, 2018, is enclosed for your information, but is not a part of the proxy solicitation materials.

Please instruct the Trustee how to vote the shares allocated to your account in the ESOP on each matter to be acted upon by marking the enclosed ballot, and return the ballot to the Trustee in the postage-paid, self-addressed envelope provided by February 1, 2019. Your voting instructions to the Trustee will be strictly confidential.

Please note that the enclosed material relates only to those shares that have been allocated to your account under the ESOP. You will receive other voting material for shares owned by you individually and not through the ESOP.

Your prompt consideration and balloting are requested.

Cordially,

Joe F. Sanderson, Jr.

Chairman of the Board

Enclosures

SANDERSON FARMS, INC. ESOP BALLOT

ANNUAL MEETING OF STOCKHOLDERS

February 14, 2019

The Company’s Board of Directors recommends a vote “FOR” all director nominees and Items 2 and 3.

The undersigned hereby instructs Charles Schwab Bank, the Trustee (the “Trustee”) of the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan (the “ESOP”) to vote all the shares of the common stock of Sanderson Farms, Inc. (the “Company”) allocated to the undersigned pursuant to the ESOP as of December 20, 2018, at the Annual Meeting of Stockholders to be held at the Company’s General Corporate Offices, 127 Flynt Road, Laurel, Mississippi on February 14, 2019 at 10:00 a.m., Central Time, and at any and all adjournments or postponements thereof, as follows:

********************************************************************************************************************************************

ELECTION OF DIRECTORS:

1.	To elect four Class C Directors, one Class A Director and one Class B Director. Mark one of the boxes below with an ink pen.

The Nominees for Class C Directors are as follows:    Fred L. Banks, Jr., Toni D. Cooley, Robert C. Khayat and Gail Jones Pittman.

The Nominee for Class A Director is David Barksdale.

The Nominee for Class B Director is Edith Kelly-Green.

☐	I vote FOR all the nominees listed above.

☐	I vote FOR all of the nominees EXCEPT for the individual nominees I have listed on the blank lines below:

☐	I WITHHOLD AUTHORITY to vote for all nominees.

********************************************************************************************************************************************

EXECUTIVE COMPENSATION:

2.	Proposal to approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

********************************************************************************************************************************************

SELECTION OF INDEPENDENT AUDITING FIRM:

3.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2019.

☐ FOR	☐ AGAINST	☐ ABSTAIN

********************************************************************************************************************************************

The undersigned acknowledges receipt from the Company, prior to the execution of this Ballot, of a Notice of Annual Meeting of Stockholders, the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders and the Company’s 2018 Annual Report on Form 10-K.

Dated:	2019.
Participant’s Signature

(Please Print Name)

Your ESOP shares will be voted as directed. If no directions are given, your ESOP shares will be voted by the ESOP Trustee in the same proportion for and against proposals as shares for which the Trustee has received timely voting instructions, subject to the exercise of the Trustee’s fiduciary duties.

PLEASE DATE, SIGN, AND RETURN THIS BALLOT IN THE ENCLOSED ADDRESSED AND POSTAGE-PREPAID ENVELOPE TO THE INDEPENDENT TRUSTEE FOR THE ESOP NO LATER THAN FRIDAY, FEBRUARY 1, 2019.